Management’s Discussion and Analysis

FOR THE YEAR ENDED DECEMBER 31, 2024
February 19, 2025

PAN AMERICAN SILVER CORP.	1

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION
This Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the significant factors that influence the performance of Pan American Silver Corp. and its subsidiaries (collectively “Pan American”, “we”, “us”, “our” or the “Company”) and such factors that may affect its future performance. This MD&A should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2024 (the "2024 Annual Financial Statements”) prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”), and the related notes contained therein. All amounts in this MD&A, the 2024 Annual Financial Statements are expressed in United States dollars (“USD”) unless identified otherwise.
This MD&A refers to various non-Generally Accepted Accounting Principles (“non-GAAP”) measures, such as "All-in Sustaining Costs per ounce sold”, “Cash Costs per ounce sold”, “sustaining capital”, “project capital”, “adjusted earnings and loss” and “basic adjusted earnings and loss per share”, “total debt”, “capital”, and “working capital”, which are used by the Company to manage and evaluate operating performance at each of the Company’s mines and are widely reported in the mining industry as benchmarks for performance, do not have standardized meanings under IFRS Accounting Standards, and the methodology by which these measures are calculated may differ from similar measures reported by other companies. To facilitate a better understanding of these non-GAAP measures as calculated by the Company, additional information has been provided in this MD&A. Please refer to the section of this MD&A entitled “Alternative Performance (Non-GAAP) Measures” for a detailed description of “All-in Sustaining Costs per ounce sold”, “Cash Costs per ounce sold”, "sustaining capital", "project capital", “adjusted earnings” and “basic adjusted earnings per share”, “total debt”, “capital”, and “working capital” as well as details of the Company’s by-product credits and a reconciliation, where appropriate, of these measures to the 2024 Annual Financial Statements.
Any reference to “Cash Costs” in this MD&A should be understood to mean Cash Costs per ounce of silver or gold sold, net of by-product credits (respectively, the "Silver Segment Cash Costs" or "Gold Segment Cash Costs"). Any reference to “AISC” in this MD&A should be understood to mean all-in sustaining costs per silver or gold ounce sold, net of by-product credits (respectively, the "Silver Segment AISC" or "Gold Segment AISC").
Except for historical information contained in this MD&A, the following disclosures are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian provincial securities laws, or are future oriented financial information and as such, are based on an assumed set of economic conditions and courses of action. Please refer to the cautionary note regarding forward-looking statements and information at the back of this MD&A, the “Risks Related to Pan American’s Business” contained in the Company’s most recent Annual Information Form on file with the Canadian provincial securities regulatory authorities and Form 40-F on file with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about Pan American and its business activities are available on SEDAR+ at www.sedarplus.ca and with the SEC on EDGAR at www.sec.gov/edgar.

PAN AMERICAN SILVER CORP.	2

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

CORE BUSINESS AND STRATEGY
Pan American engages in silver and gold mining and related activities, including exploration, mine development, extraction, processing, refining and reclamation. The Company owns and operates mines located in Canada, Mexico, Peru, Bolivia, Argentina, Chile and Brazil. We also own the Escobal mine in Guatemala that is currently not operating. In addition, the Company is exploring for new silver deposits and opportunities throughout the Americas. The Company is listed on the Toronto Stock Exchange (Symbol: PAAS) (the "TSX") and on the New York Stock Exchange (Symbol: PAAS) (the "NYSE").
Pan American’s vision is to be the world’s premier silver mining company, with a reputation for excellence in discovery, engineering, innovation and sustainable development. To achieve this vision, we base our business on the following strategy:
•Generate sustainable profits and superior returns on investments through the safe, efficient and environmentally sound development and operation of our assets.
•Constantly replace and grow our mineral reserves and mineral resources through targeted near-mine exploration and global business development.
•Foster positive long-term relationships with our employees, shareholders, communities and local governments through open and honest communication and ethical and sustainable business practices.
•Continually search for opportunities to upgrade and improve the quality of our assets, both internally and through acquisition.
•Encourage our employees to be innovative, responsive and entrepreneurial throughout our entire organization.
To execute this strategy, Pan American has assembled a sector-leading team of mining professionals with a depth of knowledge and experience in all aspects of our business, which enables the Company to confidently advance early-stage projects through construction and into operation.

STRATEGIC DISPOSITION
On December 2, 2024, the Company completed the previously announced divestment of its 100% interest in La Arena S.A. (“La Arena”), which owns the La Arena gold mine as well as the La Arena II project in Peru, to Jinteng (Singapore) Mining Pte. Ltd., a subsidiary of Zijin Mining Group Co., Ltd. (collectively, “Zijin”).
In accordance with the share purchase agreement for the sale of La Arena ("SPA"), the Company received total cash proceeds of $306.6 million, which was comprised of $245.0 million of cash consideration, estimated net closing cash, and an estimated net working capital amount. The net working capital is subject to final adjustments as provided in the SPA.
Additionally, Zijin granted the Company a life-of-mine gold net smelter return royalty of 1.5% for the La Arena II project, and contingent consideration of $50.0 million payable in cash ("Contingent Consideration") contingent upon the commencement of commercial production from the La Arena II project. The Contingent Consideration is also subject to certain adjustments as provided in the SPA relating to closure costs of the La Arena mine.
As part of the approval received from the Government of Canada under the Investment Canada Act, Pan American and La Arena entered into an offtake agreement in respect of the La Arena II project, which will enable Pan American to secure up to 60% of the future copper concentrate supply from the La Arena II project on commercial terms for sale in North American markets, following the commencement of commercial production.

PAN AMERICAN SILVER CORP.	3

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

2024 OPERATIONAL AND FINANCIAL HIGHLIGHTS
Silver production of 21.06 million ounces
Consolidated silver production for 2024 was 21.06 million ounces, 0.62 million ounces higher than the 20.44 million ounces produced in 2023. Silver and gold production in 2024 reflected a full twelve-month contribution from the Cerro Moro, Minera Florida, El Peñon and Jacobina mines acquired in 2023 (the “Acquired Mines”) as part of the acquisition of Yamana Gold Inc. (“Yamana”), completed on March 31, 2023 (the “Yamana Acquisition”).
Gold production of 892.5 thousand ounces
Consolidated gold production for 2024 was 892.5 thousand ounces, 9.6 thousand ounces higher than the 882.9 thousand ounces produced in 2023. Gold production for 2024 was a Company record, primarily reflecting the full-year contribution from the Acquired Mines.
Cash Costs(1) and All-In Sustaining Costs (“AISC”)(1)
Silver Segment Cash Costs per ounce in 2024 were $14.30, $1.23 higher than in 2023. Gold Segment Cash Costs per ounce in 2024 were $1,203, $90 higher than the Cash Costs reported in 2023.
Silver Segment AISC excluding net realizable value ("NRV") inventory adjustments for 2024 of $18.98 per ounce ($18.70 per ounce including NRV inventory adjustments) were $1.07 per ounce higher than in 2023. Gold Segment AISC excluding NRV inventory adjustments for 2024 of $1,501 per ounce ($1,530 per ounce including NRV inventory adjustments) were $85 per ounce higher than in 2023.
Income Statement, Cash Flow, Liquidity and Working Capital Position
Revenue in 2024 of $2.8 billion was 22% higher than in 2023, primarily as a result of higher metal prices.
Net earnings of $112.7 million, or $0.31 basic earnings per share, in 2024 compared with the 2023 net loss of $104.9 million, or $0.32 basic loss per share. The increase was largely driven by a $251.7 million increase in mine operating earnings, with the impact of other items largely offsetting each other, as described in the "Financial Performance" section of this MD&A.
Adjusted earnings(1) were $286.7 million, or $0.79 basic adjusted earnings per share in 2024, compared to adjusted earnings of $39.3 million, or $0.12 basic adjusted earnings per share in 2023.
Cash flow from operations generated $724.1 million in 2024, compared to $450.2 million in 2023.
Available liquidity and working capital as at December 31, 2024 was comprised of Working Capital(1) of $1,033.4 million, inclusive of cash and short-term investments of $887.3 million, and $750.0 million available under the Company's revolving Sustainability-Linked Credit Facility ("SL-Credit Facility"). Total Debt(1) of $803.3 million is related to two senior notes, construction and other loans, and leases.
(1)Adjusted earnings, Cash Costs, AISC, Working Capital and Total Debt are non-GAAP measures; please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to the 2024 Annual Financial Statements.

PAN AMERICAN SILVER CORP.	4

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

2024 OPERATING RESULTS VERSUS 2024 OPERATING OUTLOOK
The following table sets out the actual 2024 annual metal production, Cash Costs, AISC and capital expenditures compared to the Company's 2024 Operating Outlook as per the 2023 annual MD&A dated February 21, 2024 (the "2024 Operating Outlook").

	2024 Operating Outlook	2024 Actual
Silver Production — Moz	21.0 - 23.0	21.1
Gold Production — koz(1)	868 - 988	892
Zinc Production — kt	42 - 46	45
Lead Production — kt	19 - 22	21
Copper Production — kt	4	5
Silver Segment Cash Costs ($ per ounce)(2)	11.70 - 14.10	14.30
Silver Segment AISC (excl. NRV) ($ per ounce)(2)	16.00 - 18.50	18.98
Gold Segment Cash Costs ($ per ounce)(2)	1,165 - 1,260	1,203
Gold Segment AISC (excl. NRV) ($ per ounce)(2)	1,475 - 1,575	1,501
Sustaining Capital ($ millions)	295.0 - 310.0	279.0
Project Capital ($ millions)	80.0 - 85.0	93.4
(1)The 2024 Operating Outlook for gold production has been adjusted to exclude gold production for the La Arena gold mine for December 2024. Pan American completed the sale of its interest in La Arena, which owned the La Arena gold mine and the La Arena II copper-gold project, in the fourth quarter of 2024 ("Q4 2024"); see the Strategic Dispositions section of this MD&A for further details.
(2)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for further information on these measures.
Silver and Gold Production
Consolidated 2024 silver production of 21.1 million ounces was towards the low end of the 2024 Operating Outlook of 21.0 to 23.0 million ounces, largely as a result of La Colorada's ventilation constraints restricting production in the first half of the year ("H1 2024"), and lower production at Cerro Moro from higher than planned dilution in the underground mines and weather-related disruptions delaying development of the Naty satellite deposit.
Consolidated 2024 gold production of 892 thousand ounces was towards the low end of the 2024 Operating Outlook of 868 to 988 thousand ounces, mainly from lower than anticipated gold production at Cerro Moro due to the same factors that impacted silver production.
Cash Costs and AISC
Silver Segment Cash Costs of $14.30 per ounce were higher than the forecast range of $11.70 to $14.10 per ounce, primarily due to the lower grades at Cerro Moro and higher costs per ounce than forecasted at La Colorada due to the restricted production rates in H1 2024. Silver Segment AISC excluding NRV inventory adjustments of $18.98 per silver ounce were higher than the forecast range of $16.00 to $18.50, largely driven by the same factors affecting the Silver Segment Cash Costs. Gold Segment Cash Costs and AISC excluding NRV inventory adjustments of $1,203 per ounce and $1,501 per ounce, respectively, were within the forecast ranges of $1,165 to $1,260 and $1,475 to $1,575 per ounce, respectively.
Capital Expenditures
Sustaining capital expenditures were $16.0 million below the low-end of the range provided in the 2024 Operating Outlook, reflecting lower investments at Shahuindo relating to the postponement and design optimization of waste dump expansions. Project capital in 2024 was higher than the 2024 Operating Outlook range, primarily due to higher costs for the construction of the filter-stack tailings storage facility at Huaron and for accelerating in-fill drilling at the La Colorada Skarn project.

PAN AMERICAN SILVER CORP.	5

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

2024 OPERATING PERFORMANCE
Consolidated(1)(2)

	Three Months Ended December 31,			Year ended December 31,
	2024	2023	Variance	2024	2023	Variance
Production
Silver – koz	6,018	4,835	1,182	21,061	20,437	624
Gold – koz	224.2	267.8	(43.6)	892.5	882.9	9.6
Zinc – kt	14.1	9.4	4.7	45.1	38.8	6.4
Lead – kt	6.1	4.2	1.9	20.8	18.7	2.1
Copper – kt	1.0	1.4	(0.4)	5.2	5.0	0.2
Cash Costs - $ per ounce sold(3)
Silver Segment	14.06	19.31	(5.25)	14.30	13.07	1.23
Gold Segment	1,223	1,096	127	1,203	1,113	90
AISC - $ per ounce sold(3)
Silver Segment	19.80	26.55	(6.75)	18.70	18.17	0.53
Silver Segment (excl. NRV)	19.88	26.28	(6.39)	18.98	17.91	1.07
Gold Segment	1,463	1,411	53	1,530	1,371	159
Gold Segment (excl. NRV)	1,521	1,415	106	1,501	1,416	85
(1)Please refer to the “Operating Metrics” and “Alternative Performance (Non-GAAP) Measures” sections of this MD&A for mine by mine operating and cost metrics.
(2)Consolidated results are inclusive of operating results for the La Arena gold mine from January 1, 2024 to November 30, 2024; see the Strategic Dispositions section of this MD&A for further details.
(3)Cash Costs and AISC are non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to production costs.
Silver Production
Consolidated silver production for 2024 was 21.06 million ounces compared with 20.44 million ounces in 2023. The increase was driven by higher production at El Peñon and Minera Florida, due to a full twelve months of production from both mines, and higher silver production at La Colorada from the benefits of the new ventilation infrastructure. These increases were partially offset by: (i) the production decline at Dolores, where lower grade ores and stockpiles were processed following the planned cessation of mining activities in July 2024; and (ii) at Cerro Moro, where lower silver grades resulted from planned mine sequencing into lower grade ore zones and the impact of the development delays and dilution on production despite the benefit of a full twelve-month contribution to production relative to 2023.
Gold Production
Consolidated gold production for 2024 was 892.5 thousand ounces compared to 882.9 thousand ounces in 2023. The increase was largely driven by the contribution of the full twelve months of production in 2024 from the Acquired Mines, partially offset by lower production, primarily from: (i) Dolores, due to the aforementioned cessation of mining activities; (ii) La Arena, largely reflecting one month less production following the completion of the sale on December 2, 2024; (iii) Timmins, primarily reflecting lower grades driven by delayed stope sequencing; and (iv) Cerro Moro, from higher mining dilution and weather-related disruptions.
Base Metal Production
Zinc, lead and copper ("base metal") production in 2024 was 45.1 thousand tonnes, 20.8 thousand tonnes, and 5.2 thousand tonnes, respectively. Zinc and lead production increased 16% and 11%, respectively, relative to 2023 due to a full-year contribution of Minera Florida and higher throughput and grades at La Colorada, partially offset by lower production at Huaron from mine sequencing. Copper production was consistent with 2023.

PAN AMERICAN SILVER CORP.	6

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Cash Costs
Silver Segment Cash Costs per ounce in 2024 of $14.30 were $1.23 higher than the $13.07 in 2023. The increase was primarily driven by: (i) mining of lower grade ores at Cerro Moro; and (ii) the beneficial contribution to costs in 2023 from low-cost residual sales at Manantial Espejo, as the mine was entering care and maintenance. These factors increasing Cash Costs were partially offset by: (i) the ventilation improvements at La Colorada in the second half of 2024 ("H2 2024") leading to higher production and by-product credits from higher base metal grades due to access to higher grade zones; and (ii) lower treatment and refining charges at Huaron, reflective of favorable commercial concentrate terms on zinc and lead.
Gold Segment Cash Costs per ounce in 2024 of $1,203 were $90 per ounce higher relative to 2023. The increase in Cash Costs was primarily driven by: (i) lower gold grades at Dolores attributable to processing of lower grade stockpiles following the planned cessation of mining activities in July 2024; (ii) an increase in expensed costs at Jacobina, reflecting 2023 benefiting from the sale of acquired Yamana inventories that were carried at lower allocated costs ("the Acquired Inventory"); and (iii) an increase in operating costs at Timmins due to mining lower grade ore and higher development costs. These factors increasing Cash Costs were partly offset by higher silver by-product credits at El Peñon, reflective of favorable silver grades.
AISC
Silver Segment AISC excluding NRV inventory adjustments for 2024 of $18.98 per ounce were $1.07 per ounce higher than in 2023, predominately due to the previously described factors increasing Cash Costs, partially offset by reduced sustaining capital investments at Cerro Moro and Huaron. At Cerro Moro, the decrease mostly pertained to reduced near-mine exploration and mine and site infrastructure investments. At Huaron, reduced sustaining capital expenditures related to mine deepening and ventilation projects that were largely completed in 2023, along with the timing of payments on capital investments.
Gold Segment AISC excluding NRV inventory adjustments for 2024 of $1,501 per ounce were $85 per ounce higher than in 2023, largely reflecting the previously described factors increasing Cash Costs year-over-year.
Silver Segment Operations
La Colorada
At the La Colorada mine, 2024 silver production of 4.88 million ounces was 11% higher than 2023, primarily reflecting the significant improvements in mine ventilation conditions following the completion of the ventilation infrastructure in July 2024. Improved ventilation conditions have allowed mine rehabilitation and development rates to accelerate, thus increasing the number of production areas and leading to higher throughput. Zinc and lead production were 54% and 67% higher, respectively, due to mine sequencing as well as the improvement of ventilation conditions allowing access to certain higher grade zones.
2024 Cash Costs of $20.16 per ounce were $2.66 per ounce lower than in 2023, mainly from improved ventilation conditions in H2 2024 leading to improved mine productivity and access to high grade zones with improved by-product zinc and lead production. 2024 AISC excluding NRV inventory adjustments of $25.81 per ounce were $1.48 per ounce lower than in 2023, primarily driven by the same factors that affected Cash Costs, partially offset by higher sustaining capital investments. Higher sustaining capital investments in 2024 were related to the timing of payments on capital investments.
During 2024, the Company invested $30.8 million on project capital, to complete the Guadalupe ventilation infrastructure, and for engineering work and additional exploration drilling to advance the La Colorada Skarn project.
Cerro Moro
At the Cerro Moro mine, 2024 silver production of 2.97 million ounces and gold production of 77.5 thousand ounces were 16% and 8% lower, respectively, relative to 2023. The reduction in silver and gold production is due to planned mine sequencing into lower silver grade zones, delayed underground development, higher than

PAN AMERICAN SILVER CORP.	7

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
planned dilution in the underground mines, and delayed mining and processing of ores from the satellite Naty zone due to severe weather conditions in the second quarter of 2024.
2024 Cash Costs of $9.57 per ounce were $6.89 per ounce higher relative to 2023, primarily due to the cost impact of mining lower grade ores and an increase in expensed costs related to the Acquired Inventory. This was partially offset by higher by-product credits from higher gold prices and a higher mix of gold to silver ore, as well as lower export taxes. 2024 AISC of $14.13 per ounce were $4.13 per ounce higher than 2023, largely due to the same factors affecting Cash Costs, partly offset by lower sustaining capital from near-mine exploration, capitalized underground development and site infrastructure.
Huaron
In 2024, silver production of 3.52 million ounces was comparable to silver production in 2023, as throughput, grades and recoveries were largely consistent year-over-year. Zinc and copper production also remained consistent, while lead production decreased 11% as a result of planned mine sequencing. 2024 Cash Costs of $8.84 per ounce were $1.11 per ounce lower relative to 2023, primarily reflecting lower treatment and refining charges attributable to favorable commercial concentrate terms, partly offset by higher operating costs pertaining to increased mine development. AISC in 2024 decreased by $2.19 per ounce, primarily as a result of the same factors that affected Cash Costs, as well as a decrease in sustaining capital expenditures. The year-over-year reduction in sustaining capital investments was related to mine deepening and ventilation projects that were largely completed in 2023, along with the timing of payments of capital investments.
In 2024, the Company invested $39.4 million on project capital related to the construction of the new filter plant and filter-stack tailings storage facility. The construction of the filter-stack tailings storage facility was substantially completed in Q4 2024 and is expected to be fully operational within the first half of 2025 ("H1 2025"), with some residual capital accounts payable settlements expected in 2025.
San Vicente
In 2024, silver production of 3.11 million ounces was 4% higher relative to silver production in 2023, mainly due to higher silver grades from mine sequencing. Zinc production remained consistent year-over-year, while lead and copper production decreased 11% and 4%, respectively, due to mine sequencing into higher silver grade ore zones. Cash Costs of $16.40 per ounce in 2024 were $0.75 per ounce higher than in 2023, primarily reflecting lower zinc by-product credits as a result of timing of zinc concentrate sales. In 2024, AISC of $18.38 per ounce were $1.29 per ounce higher than 2023 from the same factors that affected Cash Costs, as well as larger investments in sustaining capital relative to the prior year. The increase in sustaining capital investments were largely related to mine equipment replacements.
Gold Segment Operations
Jacobina
At the Jacobina mine, gold production of 196.7 thousand ounces in 2024 was 33% higher relative to gold production in 2023, reflecting the contribution of the full year of production from the operation. In 2024, Cash Costs of $969 per ounce were $183 per ounce higher than in 2023, largely driven by 2023 costs benefiting from the Acquired Inventory carried at relatively lower costs. In 2024, AISC of $1,230 per ounce were $122 per ounce higher than in 2023, driven by the same factors affecting Cash Costs, partially offset by lower sustaining capital per ounce.
During 2024, $49.9 million of sustaining capital was invested for near mine exploration, mine equipment replacements, lease payments for ore and waste haulage and tailings storage facility expansions. Additionally, the Company invested $14.4 million in project capital for upgrading the plant facility infrastructure and mine optimization study.

PAN AMERICAN SILVER CORP.	8

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
El Peñon
At the El Peñon mine, gold production of 126.8 thousand ounces and silver production of 3.87 million ounces in 2024 were 32% and 33% higher, respectively, reflecting the contribution of the full year of production from the operation. Cash Costs in 2024 of $929 per ounce were $71 per ounce lower than 2023, primarily driven by higher silver by-product credits, partially offset by the impact of the Acquired Inventory carried at relatively lower costs in 2023. 2024 AISC of $1,244 per ounce were $37 per ounce higher than 2023, due to higher sustaining capital from near-mine exploration and mine equipment leases.
Timmins
At the Timmins mines, gold production of 123.7 thousand ounces in 2024 was 7% lower than in 2023, reflecting lower gold grades due to delayed stope sequencing, in addition to excess dilution in certain stopes. 2024 Cash Costs of $1,670 per ounce were $167 per ounce higher than in 2023, reflecting the cost impact of mining lower gold grade ores, as well as higher development costs at the Bell Creek mine. 2024 AISC of $2,023 per ounce were $223 per ounce higher than in 2023 due to the same factors affecting Cash Costs, as well as increased investments for mine equipment replacements and refurbishments, and near-mine exploration.
In 2024, the Company invested $8.8 million on project capital related to the development and construction of the Bell Creek paste backfill plant. The construction of the plant was completed in the third quarter of 2024 ("Q3 2024") and commissioned in Q4 2024. The plant is now fully operational and is expected to provide enhanced ground stability and increased mineral resource recovery.
Shahuindo
At the Shahuindo mine, 2024 gold production of 135.1 thousand ounces was 4% lower than in 2023, largely related to a lower ratio of ounces recovered to ounces stacked from lower heap leach irrigation rates driven by the high proportion of fine ore stacked in 2024. Cash Costs in 2024 of $976 per ounce were consistent with 2023, while 2024 AISC of $1,371 per ounce were $61 per ounce lower than in 2023. The decrease in 2024 AISC pertains largely to lower investments relating to waste dump preparation and water treatment plant infrastructure projects, which have been postponed to 2025 to allow for a design optimization.
Minera Florida
At the Minera Florida mine, 2024 gold production of 80.3 thousand ounces and silver production of 0.65 million ounces were 11% and 129% higher than in 2023, respectively, reflecting the contribution of the full year of production from the operation. The increase in silver production was also due to higher silver grades mined from positive mine grade reconciliations and mine sequencing. 2024 Cash Costs of $1,542 per ounce were $70 per ounce higher than in 2023, primarily due to higher mining costs from processing low gold grade ores, partially offset by higher by-product credits from higher silver and zinc grades. 2024 AISC excluding NRV inventory adjustments of $1,839 per ounce were consistent with 2023, due to the increase in Cash Costs being largely offset by the reduction in sustaining capital per ounce.
Dolores
At the Dolores mine, 2024 silver production of 1.74 million ounces and gold production of 72.3 thousand ounces were 21% and 32% lower than in 2023, respectively. The reduction was due to the planned cessation of mining activities in July 2024, which was partially offset by the processing of lower grade stockpiles as a result of higher metal prices, and a higher ratio of ounces recovered to ounces stacked. Cash Costs of $1,388 per ounce in 2024 were $367 per ounce higher than in 2023 due to the processing of lower grade ores. 2024 AISC excluding NRV inventory adjustments of $1,518 per ounce were $344 per ounce higher than in 2023, primarily as a result of the same factors that affected Cash Costs, partially offset by lower sustaining capital given the wind-down of mining activities.

PAN AMERICAN SILVER CORP.	9

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

FINANCIAL PERFORMANCE
Income Statement
Net Earnings of $107.8 million and $112.7 million were recorded in Q4 2024 and the full year 2024 ("2024"), respectively, compared to net losses of $67.8 million and $104.9 million, respectively, in the same periods of 2023. This corresponds to a basic earnings per share of $0.30 and $0.31, respectively, for Q4 2024 and 2024 compared to basic losses per share of $0.19 and $0.32, respectively, for the fourth quarter of 2023 ("Q4 2023") and the full year 2023 ("2023").
The following table highlights the differences between the net earnings in Q4 2024 and 2024 with the comparable periods in 2023.

	Three months	Year ended
Net loss, period ended December 31, 2023	$(67.8)	$(104.9)	Note
Revenue:
Increased metal prices	$208.7	$497.4
Lower quantities of metal sold	(68.8)	(38.3)
Decreased direct selling costs	5.7	34.3
(Increased) decreased negative settlement adjustments	(0.1)	9.4
Total increase in revenue	145.5	502.8	(1)
Cost of sales:
Decreased (increased) production costs excluding NRV inventory adjustments	$13.0	$(102.2)
Decreased (increased) NRV inventory adjustments	12.1	(52.4)
Increased royalty charges	(5.0)	(9.0)
Decreased (increased) production costs and royalty charges	$20.1	$(163.6)	(2)
Decreased (increased) depreciation and amortization excluding NRV adjustments	5.1	(36.8)
Increased NRV depreciation and amortization adjustments	(50.7)	(50.7)
Increased depreciation and amortization	(45.6)	(87.5)	(3)
Increased cost of sales	(25.5)	(251.1)
Increased mine operating earnings	120.0	251.7
Increased gain from sale of subsidiaries	137.4	130.7	(4)
Decreased impairment charge	36.2	78.6	(5)
Increased foreign exchange gain	26.8	29.3	(6)
Decreased (increased) general and administrative expense	12.2	(8.4)	(7)
Decreased exploration and project development expense	2.9	4.5
Decreased (increased) losses on sale of mineral properties, plant and equipment	2.9	(2.6)
Decreased interest and finance expense	1.8	6.7
Decreased mine care and maintenance costs	1.0	48.7	(8)
Decreased transaction and integration costs	0.3	25.3	(9)
Increased income tax expense	(98.4)	(272.9)	(10)
Change in mine reclamation obligations	(40.1)	(38.0)	(11)
Increased losses on derivatives	(26.1)	(33.4)	(12)
Increased investment loss	(9.2)	(8.8)
Decreased other expense	7.9	6.2
Net earnings, period ended December 31, 2024	$107.8	$112.7
1)Revenue for Q4 2024 was $145.5 million higher than in Q4 2023. The major variances were: (i) a $208.7 million increase from higher metal prices, largely silver and gold; partly offset by a (ii) $68.8 million decrease in quantity of metal sold, primarily reflecting lower gold production at Cerro Moro, Timmins, Dolores and La Arena (due in part to the sale of La Arena being completed on December 2, 2024).
Revenue for 2024 was $502.8 million higher than 2023. The major variances were $497.4 million primarily from higher silver and gold prices; and a $34.3 million decrease in direct selling costs, primarily at Cerro Moro

PAN AMERICAN SILVER CORP.	10

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
related to suspended export taxes, and favorable commercial terms at our concentrate operations. The increase in revenue was partially offset by $38.3 million in lower quantities of metal sold, due to the same drivers for lower quarter-over-quarter sales quantities, partially offset by a full twelve months of sales from the Acquired Mines.
Quantities and realized prices of metal sold for both Q4 2024 and 2024, and the comparable periods in 2023 were:

	Realized Metal Prices(1)				Quantities of Metal Sold(2)
	Three months ended December 31,		Year ended December 31,		Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023	2024	2023	2024	2023
Silver	$30.87	$22.33	$28.06	$22.94	5,599	4,959	19,473	20,951
Gold	$2,666	$1,980	$2,388	$1,951	226.7	270.4	891.9	893.9
Zinc	$3,060	$2,493	$2,828	$2,656	9.5	9.7	35.1	36.8
Lead	$1,967	$2,121	$2,058	$2,146	5.6	4.0	18.2	17.9
Copper	$9,019	$8,146	$9,260	$8,475	1.1	1.0	4.5	4.1
(1)Metal price stated as dollars per ounce for silver and gold, and dollars per tonne for zinc, lead and copper, inclusive of final settlement adjustments on concentrate sales.
(2)Metal quantities stated as koz for silver and gold and kt for zinc, lead and copper.
2)Production and royalty costs in Q4 2024 were $20.1 million lower than in Q4 2023. The decrease was a combination of a $13.0 million decrease in production costs (excluding NRVs) and the result of a $12.1 million quarter-over-quarter decrease in cost-reducing NRV inventory adjustments, mainly related to Dolores. The decrease in production costs excluding NRVs was due to the December 2, 2024 disposition of La Arena, resulting in one-month less of related production costs, and Q4 2023 being more impacted by the draw-down of finished goods inventories. These factors were partly offset by an increase in royalty expense of $5.0 million.
Production and royalty costs in 2024 were $163.6 million higher than in 2023, reflecting: a $102.2 million increase in production costs (excluding NRVs), a $52.4 million increase in NRV inventory adjustments (NRV inventory adjustments decreased 2023 costs by $31.8 million and increased 2024 costs by $20.6 million), and a $9.0 million increase in royalty expense. The increase in production costs (excluding NRVs) of $102.2 million was primarily due to a full year of operations from the Acquired Mines. The NRV inventory adjustments were primarily driven by Dolores, which reflected updates to the expected costs of running the operation in the post-mining and stacking leach-down period, leading to a reduction in the expected economic leaching through to the end of 2026 (the "Dolores NRV").
3)Depreciation and amortization expense for Q4 2024 was $45.6 million higher than in Q4 2023, mainly due to a $50.7 million allocation of the Dolores NRV inventory adjustments to depreciation and amortization ("D&A") expense. Inventoried costs are comprised of both direct mine production costs and D&A expense related to an operation's assets. The proportionately significant amount of the Dolores Q4 2024 NRV adjustment relative to the residual production and D&A costs, which comprised Dolores' post-mining and final-stacking-phase heap-leach inventory, drove the adjusted D&A expense NRV allocation to better reflect the split of production costs and D&A expense within Dolores' cost of sales. Further increasing the D&A expense was the increase in depletion rates across all mines as a result of the change in the proven and probable reserves based on the Company's annual mineral reserves and mineral resources update as at June 30, 2024, and mineral properties, plant and equipment additions. These factors were partly offset by the decrease in quantity of metal sold, which resulted in lower D&A expense being otherwise recognized.
Depreciation and amortization expense for 2024 was $87.5 million higher than in 2023, primarily due to the aforementioned $50.7 million allocation of the Dolores NRV inventory adjustments to D&A expense, and a full-year of D&A expense contributed from the Acquired Mines.

PAN AMERICAN SILVER CORP.	11

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
4)Gain from sale of Subsidiaries for Q4 2024 was $137.4 million higher than in Q4 2023, due to the Company's disposition of its 100% interest in La Arena.
Gain from sale of Subsidiaries for 2024 was $130.7 million higher than in 2023, due to the sale of La Arena, partly offset by the $6.7 million gain recognized on the disposition of Morococha in 2023.
5)Impairment charge of $36.2 million was recorded on the Shahuindo crushing and agglomeration plant in Q4 2023 as the Company determined that the non-operating crushing and agglomeration plant would not be used during the planned Shahuindo life of operations. No impairment charge was recorded in Q4 2024.
Impairment charge of $78.6 million was recorded in 2023 for Morococha upon entering into a binding agreement for disposition in Q2 2023 ($42.4 million) along with the Q4 2023 Shahuindo impairment ($36.2 million). No impairment charge was recorded in 2024.
6)Foreign exchange gain for Q4 2024 was $26.8 million higher than in Q4 2023, primarily due to foreign exchange trade execution rates in Bolivia, as well as foreign exchange gains, predominantly unrealized, on the depreciation of the Chilean Peso and Brazilian Real and the resulting devaluation of monetary liabilities denominated in these currencies, compared to losses recognized in the prior year.
Foreign exchange gain for 2024 was $29.3 million higher than in 2023, primarily from the improved trade execution rates in Bolivia in 2024, and foreign exchange gains recorded on the depreciation of the Brazilian Real and Chilean Peso, which resulted in the devaluation of monetary liabilities denominated in these two currencies.
7)General and administration expense for Q4 2024 was $12.2 million lower than in Q4 2023, primarily reflective of lower share-based compensation expense due to an adjustment on the Company's estimated liability for the 2024 share-based awards grant (as there was a change in the long-term incentive plan to better align compensation with long-term performance), a reduction in various corporate accruals, and lower corporate costs at the Toronto office.
General and administration expense for 2024 was $8.4 million higher than in 2023 due to having a full-year contribution from the Acquired Mines and higher share-based compensation expenses due to the increase in the Company's share price.
8)Mine care and maintenance expenses for Q4 2024 were $1.0 million lower than in Q4 2023 due to lower costs incurred for Manantial Espejo and Escobal.
Mine care and maintenance expenses for 2024 were $48.7 million lower than in 2023, primarily due to the dispositions of MARA and Morococha in 2023, which accounted for $20.4 million and $17.9 million of the decrease, respectively. The remainder of the decrease is due to lower expenses at Manantial Espejo.
9)Transaction and integration costs for Q4 2024 and 2024 were $nil compared to $0.3 million in Q4 2023 and $25.3 million in 2023, as the Yamana Acquisition was completed on March 31, 2023.
10)Income tax expense for Q4 2024 was $98.4 million higher than in Q4 2023, reflecting increases in mine operating earnings as well as the impact of foreign exchange rates ("FX") on foreign denominated deductible tax attributes (the most significant being the mineral property, plant, and equipment). FX impacts in Q4 2024 were from the devaluation of the Mexican Peso, Brazilian Real, and Peruvian Sol, this compared to the appreciation of those three currencies in Q4 2023.
Income tax expense for 2024 was $272.9 million higher than 2023. This was the result of the same factors driving the quarter-over-quarter increase in income tax expense, as well as two discrete items: (i) the conclusive agreement (the "Settlement") made with the Mexican tax authorities (the “SAT”) to resolve specific disputed items related to the income tax filings for the years 2016 through 2022, identified upon completion of certain SAT audits ($40.5 million, net of tax on the interest component); and (ii) the amendment of

PAN AMERICAN SILVER CORP.	12

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Argentine income tax filings from 2018 to 2023 to adjust the tax treatment of certain intercompany debts ($6.3 million).
11)Change in mine reclamation obligations for Q4 2024 was $53.9 million, compared with $13.8 million in Q4 2023, primarily due to an increase in estimated closure costs at Dolores, reflecting the update of the cover design and costs for the waste rock dumps and heap leach pad, as well as an advancement in the estimated timing of the expenditures given the cessation of mining activities and a reduction in the estimated duration of production from leaching. The change in mine reclamation obligations for Dolores was expensed in Q4 2024, as the mine had reached the end of its useful life.
Change in mine reclamation obligations for 2024 was $53.7 million, compared with $15.7 million in 2023, primarily due to the same reasons outlined above.
12)Derivative losses for Q4 2024 were $19.0 million, compared with derivative gains of $7.1 million for Q4 2023. The losses in the current quarter are largely attributed to losses on the Brazilian, Chilean and Canadian currency hedge books, compared to gains across all currency hedges in Q4 2023.
Derivative losses for 2024 were $25.1 million, compared with derivative gains of $8.3 million in 2023. The losses in the current year are attributed to losses on the Brazilian, Canadian, Mexican and Chilean currency hedge books, compared to gains in the Canadian, Peruvian, Mexican, and Brazilian currency hedges, partially offset by losses on Chilean currency hedges for the prior year.
Statement of Cash Flows
Cash flow from operations in Q4 2024 was $274.1 million, $106.7 million higher than the $167.4 million generated in Q4 2023. This was largely the result of: increased revenue of $145.5 million; decreased production costs (excluding NRVs) of $13.0 million; increased realized foreign exchange gains of $15.2 million; and, decreased general and administrative expenses of $12.2 million. These increases to operating cash flow were partially offset by a negative quarter-over-quarter variance in changes from non-cash working capital items of $47.7 million, and increased income taxes paid of $32.6 million (primarily due to the Settlement payment to the SAT of $45.9 million).
Changes in working capital, other than cash, drove a $5.8 million use of cash in Q4 2024 compared with a $41.9 million source of cash in Q4 2023. The $47.7 million quarter-over-quarter change from source of cash in Q4 2023 to use of cash in Q4 2024 resulted largely from increased trade and other receivables and prepaid build-ups of $46.3 million and $19.3 million, respectively. These factors were partly offset by increased accounts payable build-ups of $26.8 million.
Cash flow from operations in 2024 was $724.1 million, $273.9 million more than the $450.2 million generated in 2023. This resulted from an increase in revenue of $502.8 million, partially offset by the previously explained increased production costs (excluding NRVs) of $102.2 million. Other factors increasing operating cash flow were: decreased mine care and maintenance expenses of $48.7 million, largely due to the MARA and Morococha dispositions in 2023; non-recurring transaction and integration costs incurred for the Yamana Acquisition in 2023 of $25.3 million; and decreased interest paid of $7.8 million. These increases were partially offset by a negative year-over-year variance in changes from non-cash working capital items of $181.0 million; along with increases in general and administrative expenses of $8.4 million, income taxes paid of $14.4 million, and royalties paid of $9.0 million.
Changes in working capital, other than cash, drove a $127.8 million use of cash in 2024 compared with a $53.2 million source of cash in 2023. The $181.0 million period-over-period change was largely from a $106.3 million, $107.0 million, and $28.1 million build-up of inventories, trade and other receivables, and prepaid expenses, respectively, in the 2024 period contrasted with draw-downs recorded in 2023. This was offset by $48.3 million cash inflow provided by an increase in accounts payable and accrued liabilities in 2024 compared to a decrease in 2023, and $12.1 million from lower pay-downs of provisions compared to 2023.

PAN AMERICAN SILVER CORP.	13

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Investing activities in Q4 2024 generated $201.8 million, primarily related to the net cash proceeds of $290.4 million from the La Arena disposition ($306.6 million cash consideration less $16.2 million closing cash disposed), as described in the "Strategic Dispositions" section of this MD&A. This was offset by payments for mineral properties, plant and equipment ("MPP&E") of $85.4 million. In Q4 2023, investing activities used $70.6 million, primarily related to the $118.7 million spent on MPP&E at the Company’s mines and projects, partly offset by cash proceeds from the disposition of the interest in Agua de la Falda for $45.5 million.

Investing activities in 2024 used $32.6 million, primarily related to $323.3 million spent on MPP&E at the Company’s mines and projects, as previously described in the “Operating Performance” section of this MD&A. This was mostly offset by net cash proceeds of $290.4 million from the La Arena disposition. In 2023, investing activities generated $397.9 million, primarily related to the proceeds from the disposition of subsidiaries of $549.1 million, an increase of $259.5 million of cash acquired from the Yamana Acquisition, and an increase of $144.8 million from the sale of various short-term equity investments, including the Company's long-term investment in Maverix Metals Inc. ("Maverix"). This was offset by $194.1 million of cash disposed in the sale of subsidiaries and spending of $379.0 million on MPP&E at the Company's mines and projects.
Financing activities in Q4 2024 utilized $49.7 million compared to $45.5 million in the comparative period. In Q4 2024, the Company paid dividends of $36.3 million and made lease repayments of $12.2 million. In Q4 2023, the Company paid dividends of $36.4 million and made lease repayments of $19.1 million, partly offset by proceeds from debt of $10.4 million.
Financing activities in 2024 utilized $225.2 million in cash compared to $551.8 million in 2023. In 2024, the Company paid $145.4 million in dividends, made lease repayments of $50.3 million, and spent $24.3 million for the repurchase and cancellation of Company shares under the normal course issuer bid ("NCIB"). In 2023, the Company made net debt repayments of $388.5 million, paid dividends of $130.4 million, and made lease repayments of $44.0 million.
Liquidity and Financial Position
Liquidity
The Company's cash and short-term investments increased by $417.4 million during Q4 2024, largely reflecting operating cash flow of $274.1 million and the net cash proceeds from the La Arena disposition of $290.4 million, as described in the "Strategic Dispositions" section of this MD&A, partially offset by $85.4 million relating to payments for MPP&E, dividends paid of $36.3 million, and $12.2 million in payments for equipment leases.
Pan American’s investment objectives for its excess cash balances are to preserve capital, to provide liquidity and to maximize returns. The Company’s strategy to achieve these objectives is to invest excess cash balances in a portfolio of primarily fixed income instruments with specified credit rating targets established by the Board of Directors. From time to time, the Company may assess opportunities to use excess liquidity to provide returns to its shareholders and reduce existing debt levels, including, among other things, through dividends, purchases under its NCIB, the repayment of any amounts that may be drawn on its SL-Credit facility, and the repayment of the senior notes prior to maturity, as the Company deems appropriate.
Working capital of $1,033.4 million at December 31, 2024 was $267.6 million higher than working capital of $765.8 million at December 31, 2023, largely as a result of the increase in cash and short-term investments and build-ups of trade and other receivables, partially offset by decreased inventory from write-downs and the La Arena disposition, and increased income tax payables. The net cash generated from the sales of metal production provides our primary source of cash flows, and we do not currently expect to experience payment delinquencies from our metal sales counterparties.
The Company’s financial position at December 31, 2024, and the operating cash flows that are expected over the next 12 months, lead Management to believe that the Company’s liquid assets and available credit from the revolving SL-Credit Facility are sufficient to satisfy our 2025 working capital requirements, fund currently planned capital expenditures, and to discharge liabilities as they come due. The Company remains well positioned to take

PAN AMERICAN SILVER CORP.	14

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
advantage of strategic opportunities as they become available. Liquidity risks are discussed further in the “Risks and Uncertainties” section of this MD&A.
Credit Facility and Senior Notes
The SL-Credit Facility has a limit of $750.0 million plus an accordion feature for up to an additional $250.0 million, which is available at the discretion of the lenders. As of December 31, 2024, the Company was in compliance with all financial covenants under the SL-Credit Facility, which was undrawn. The borrowing costs under the SL-Credit Facility are based on the Company's credit ratings from Moody's and S&P Global's at either: (i) Secured Overnight Financing Rate plus 1.25% to 2.40%; or (ii) The Bank of Nova Scotia's Base Rate on U.S. dollar denominated commercial loans plus 0.15% to 1.30%. Under the ratings based pricing, undrawn amounts under the SL-Credit Facility are subject to a stand-by fee of 0.23% to 0.46% per annum, dependent on the Company's credit rating and subject to pricing adjustments based on sustainability performance ratings and scores. The SL-Credit Facility matures on November 24, 2028.
The Company has senior notes of $283.0 million in aggregate principal with a 4.625% coupon and maturing in December 2027; and senior notes of $500.0 million in aggregate principal with a 2.63% coupon and maturing in August 2031 (collectively "Senior Notes"). The Senior Notes are unsecured with interest payable semi-annually. Each series of Senior Notes is redeemable, in whole or in part, at the Company's option, at any time prior to maturity, subject to make-whole provisions. The Senior Notes are accreted to the face value over their respective terms and were recorded at fair value upon acquisition using an effective interest rate of 5.52%.
Commitments
In the normal course of business, the Company enters into contracts that give rise to commitments, which are described in Note 10(f)(ii) of the 2024 Annual Financial Statements, and in the "Liquidity and Capital Position" section of this MD&A. The following table summarizes the remaining contractual maturities of the Company's financial liabilities and operating and capital commitments on an undiscounted basis:

Payments due by period December 31, 2024
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$471.4	$—	$—	$—	$471.4
Severance liabilities	7.6	12.5	7.9	32.4	60.4
Payroll liabilities	10.4	—	—	—	10.4
Total accounts payable and accrued liabilities	489.4	12.5	7.9	32.4	542.2
Income tax payables	102.1	—	—	—	102.1
Other liabilities	12.8	—	—	—	12.8
Debt
Repayment of principal	6.8	282.5	—	419.5	708.8
Interest and standby fees	28.9	56.8	28.5	21.4	135.6
Provisions (1)(2)	5.4	9.0	2.4	7.3	24.1
Future payroll liabilities	1.7	27.0	—	2.7	31.4
Total contractual obligations (2)	$647.1	$387.8	$38.8	$483.3	$1,557.0
(1)Total litigation provision (Note 18 of the 2024 Annual Financial Statements).
(2)Amounts above do not include payments related to closure and decommissioning (current $27.7 million, long-term $410.6 million) discussed in Note 18 of the 2024 Annual Financial Statements, or the lease obligations discussed in Note 19 of the 2024 Annual Financial Statements.
Outstanding Share Amounts
As at December 31, 2024, the Company had approximately 0.4 million stock options outstanding (each exercisable for one common share of the Company), with exercise prices in the range of CAD $17.53 to CAD $39.48 and a weighted average life of 4.6 years. Approximately 0.2 million of the stock options were vested and exercisable at December 31, 2024, with an average weighted exercise price of CAD $23.64 per share.

PAN AMERICAN SILVER CORP.	15

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
On March 4, 2024, the Company obtained approval of its NCIB from the TSX and the NYSE to purchase for cancellation up to 18,232,990 common shares between March 6, 2024 and March 5, 2025. Daily purchases (other than pursuant to a block purchase exemption) on the TSX and NYSE under the NCIB are limited to a maximum of 151,485 common shares and 25% of the average trading volume for the Company's common shares in the four calendar weeks preceding the date of purchase, respectively.
For the year ended December 31, 2024, 1,720,366 common shares were repurchased for cancellation under the NCIB at an average price of $14.16 per share for a total consideration of $24.3 million.
There were no share repurchases during the year ended December 31, 2023 nor shares held in treasury as at December 31, 2024 or December 31, 2023.
Subsequent to the year ended December 31, 2024, 909,012 common shares were repurchased for cancellation under the NCIB at an average price of $22.00 per share for a total consideration of $20.0 million.
The following table sets out the common shares and options outstanding as at the date of this MD&A:

Outstanding as at February 19, 2025
Common shares	362,138
Options	387
Total	362,525
As part of the acquisition of Tahoe Resources Inc. ("Tahoe") on February 22, 2019, the Company issued 313.9 million Contingent Value Rights ("CVRs"), with a term of 10 years, which are convertible into 15.6 million common shares of the Company upon the first commercial shipment of concentrate following the restart of operations at the Escobal mine. As of December 31, 2024, there were 313.9 million CVRs outstanding, which were convertible into 15.6 million common shares of the Company.
Closure and Decommissioning Provision
The estimated future closure and decommissioning costs are based principally on the requirements of relevant authorities and the Company’s environmental policies. The provision is measured using Management’s assumptions and estimates for future cash outflows. The Company accrues these costs, which are determined by discounting costs using rates specific to the underlying obligation. Upon recognition of a liability for the closure and decommissioning costs, the Company capitalizes these costs to the related mine and amortizes such amounts over the life of each mine on a unit-of-production basis except in the case of exploration projects and closed sites for which the offset to the liability is expensed. The accretion of the discount due to the passage of time is recognized as an increase in the liability and finance expense.
The total inflated and undiscounted amount of estimated cash flows required to settle the Company’s estimated future closure and decommissioning costs as of December 31, 2024 was $683.1 million (December 31, 2023 - $910.0 million) using an inflation rate of 2.5% (December 31, 2023 - between 1% and 5%). The inflated and discounted provision on the statement of financial position as at December 31, 2024 was $438.4 million (December 31, 2023 - $447.2 million), using discount rates between 3% and 10% (December 31, 2023 - between 3% and 11%). Spending with respect to decommissioning obligations commenced in 2016 at Alamo Dorado and Manantial Espejo, and in 2024 at Dolores. The remainder of the obligations are expected to be substantially paid through 2075, or later if the mine lives are extended. Revisions made to the reclamation obligations in 2024 were primarily a result of the La Arena disposition and updates to Dolores. An update to the Dolores closure estimate was completed following cessation of mining activities, and as preparation for closure began, further studies in waste dump closure resulted in an increase in estimated cost for regrade and cover material. Further, an adjustment to post-stacking length of the leaching period, which is now anticipated to extend only until the end of 2026, also resulted in an increase to the liability due to the impact of a reduction in the discounting of future cash flows. At all operations, updates reflected increased site disturbances from ongoing operations, periodic reviews

PAN AMERICAN SILVER CORP.	16

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
of closure plans and related costs, actual expenditures incurred, and completed closure activities. These obligations will be funded from operating cash flows, reclamation deposits, and cash on hand.
The accretion of the discount charged in Q4 2024 and 2024 as finance expense was $7.5 million and $31.3 million, respectively (Q4 2023 and 2023 - $8.2 million and $34.2 million, respectively). Reclamation expenditures incurred during Q4 2024 and 2024 were $6.1 million and $25.1 million, respectively (Q4 2023 and 2023 - $9.0 million and $27.6 million, respectively).

2025 OPERATING OUTLOOK
The following provides Pan American's operating outlook for 2025. Pan American reports mines under either a Silver Segment or a Gold Segment with AISC calculated on a by-product basis; specifically, by-product metal sales are credited against the operating costs to produce the primary metal for that segment.
The following estimates contain forward-looking information about expected future events and financial and operating performance of Pan American. Readers should refer to the risks and assumptions set out in the "Cautionary Note Regarding Forward-Looking Statements and Information" that accompany the MD&A for the period ended December 31, 2024. Pan American may revise forecasts during the year to reflect actual results to date and those anticipated for the remainder of the year.
2025 Silver and Gold Production and AISC Forecasts:

	Silver Production	Gold Production	AISC
	(million ounces)	(thousand ounces)	($ per ounce)(1)
Silver Segment:
La Colorada (Mexico)	5.50 - 5.80	2	20.00 - 22.00
Cerro Moro (Argentina)	2.80 - 2.90	77 - 87	6.00 - 10.00
Huaron (Peru)	3.70 - 3.90	—	16.00 - 17.50
San Vicente (Bolivia) (95.0%)(2)	2.70 - 2.90	—	19.00 - 20.50
Total	14.70 - 15.50	79 - 89	16.25 - 18.25
Gold Segment:
Jacobina (Brazil)	—	185 - 195	1,275 - 1,375
El Peñon (Chile)	3.70 - 3.80	120 - 130	1,185 - 1,285
Timmins (Canada)	—	120 - 130	2,100 - 2,200
Shahuindo (Peru)	0.25	125 - 135	1,735 - 1,835
Minera Florida (Chile)	0.45	78 - 90	1,700 - 1,850
Dolores (Mexico)	0.90 - 1.00	28 - 31	850 - 1,000
Total	5.30 - 5.50	656 - 711	1,525 - 1,625
Total Production	20.00 - 21.00	735 - 800	n/a
(1)AISC is a non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for further information on this measure. The AISC forecasts assume average metal prices of $30.00/oz for silver, $2,650/oz for gold, $3,000/tonne ($1.36/lb) for zinc, $2,000/tonne ($0.91/lb) for lead, and $9,500/tonne ($4.31/lb) for copper; and average annual exchange rates relative to 1 USD of 20.00 for the Mexican peso ("MXN"), 3.75 for the Peruvian sol ("PEN"), 1,177 for the Argentine peso ("ARS"), 7.00 for the Bolivian boliviano ("BOB"), $1.38 for the Canadian dollar ("CAD"), $950.00 for the Chilean peso ("CLP") and $5.75 for the Brazilian real ("BRL").
(2)San Vicente data represents Pan American’s 95.0% interest in the mine's production.
2025 Consolidated Base Metal Production Forecasts:

	Zinc (kt)	Lead (kt)	Copper (kt)
Consolidated Production	42 - 45	21 - 22	4

PAN AMERICAN SILVER CORP.	17

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
In 2025, silver production is expected to be between 20.00 to 21.00 million ounces, which is marginally lower than 2024 silver production of 21.06 million ounces. Relative to 2024, forecasted increases in silver production at La Colorada and Huaron are expected to largely offset forecasted decreases at Dolores and San Vicente. At La Colorada, the improvement in ventilation conditions is expected to enable higher development rates in 2025 relative to 2024, allowing throughput of up to 2,000 tonnes per day in 2025. At Huaron, the development of the Horizonte zone is expected to drive higher throughput and higher silver grades. The forecasted decrease at Dolores is due to the operation entering the residual leaching phase while the forecasted decrease at San Vicente reflects mine sequencing into lower silver grade ores.
In 2025, gold production is expected to be between 735 to 800 thousand ounces, which is a decrease of between 92 to 157 thousand ounces relative to 2024 gold production of 892 thousand ounces. The decrease in production is largely due to the disposition of La Arena and Dolores entering the residual leaching phase.
Silver Segment AISC is anticipated to be between $16.25 and $18.25 per ounce in 2025, which is $0.73 and $2.73 per ounce lower relative to the 2024 AISC excluding NRV inventory adjustments of $18.98 per ounce. The new ventilation infrastructure at La Colorada and higher gold by-product credits from mine sequencing to higher gold grade ores at Cerro Moro are expected to reduce AISC per ounce, which will be partially offset by higher expected costs at Huaron associated with operating the new filter plant and filter-stack tailings storage facility.
Gold Segment AISC is forecasted to be between $1,525 and $1,625 per ounce in 2025, which is $24 and $124 per ounce higher relative to the 2024 AISC excluding NRV inventory adjustments of $1,501 per ounce. The anticipated increase largely reflects: (i) higher operating costs per ounce at Shahuindo, driven by lower grade ore stacked due to mine sequencing and a higher proportion of low grade coarse ores to blend with the higher grade fine ores, as well as higher sustaining capital for waste dump preparation and water treatment projects postponed from 2024; and (ii) higher operating costs at Timmins related to the additional costs associated with operating the new paste plant at Bell Creek and labour-driven inflationary pressures.
2025 Quarterly Operating Outlook:
Below is Management's breakdown for our 2025 Operating Outlook by quarter ("2025 Quarterly Expectations").

2025 Quarterly Expectations
	Q1	Q2	Q3	Q4	FY 2024
Silver Production (million ounces)	4.75 - 5.00	4.95 - 5.20	5.10 - 5.35	5.20 - 5.45	20.00 - 21.00
Gold Production (thousand ounces)	175 - 189	179 - 194	189 - 205	192 - 212	735 - 800
Silver Segment AISC (1)	21.00 - 22.25	19.50 - 21.25	14.25 - 16.25	10.25 - 13.00	16.25 - 18.25
Gold Segment AISC (1)	1,575 - 1,675	1,550 - 1,650	1,500 - 1,600	1,500 - 1,600	1,525 - 1,625
(1)AISC is a non-GAAP measures. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for further information on this measure. The AISC forecasts assume average metal prices of $30.00/oz for silver, $2,650/oz for gold, $3,000/tonne ($1.36/lb) for zinc, $2,000/tonne ($0.91/lb) for lead, and $9,500/tonne ($4.31/lb) for copper; and average annual exchange rates relative to 1 USD of 20.00 for the Mexican peso ("MXN"), 3.75 for the Peruvian sol ("PEN"), 1,177 for the Argentine peso ("ARS"), 7.00 for the Bolivian boliviano ("BOB"), $1.38 for the Canadian dollar ("CAD"), $950.00 for the Chilean peso ("CLP") and $5.75 for the Brazilian real ("BRL").

Silver production is anticipated to be higher towards the second half of the year, largely as a result of increased production from San Vicente, Cerro Moro and La Colorada. Production at San Vicente is expected to be lower in the first half of the year due to essential plant maintenance scheduled, while production at Cerro Moro and La Colorada is expected to increase in the second half of the year due to mine sequencing into higher grade ore zones.
Gold production is expected to increase in the second half of the year due to: (i) mine sequencing into higher grade gold ores at Cerro Moro and Minera Florida, (ii) higher throughput at Minera Florida due to increased development requirements in the first half of the year, which impact ore tonnes mined, and (iii) leach sequencing at Shahuindo resulting in a higher ratio of ounces recovered to ounces placed. The factors increasing production in

PAN AMERICAN SILVER CORP.	18

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
the second half of the year are expected to be partially offset by lower gold production at Dolores following the cessation of stacking on the heap in the first quarter of 2025 and the mine entering the residual leaching phase.
AISC per ounce is anticipated to decrease throughout the year, largely as a result of the production impacts.
2025 Expenditures Forecast:
The following tables detail the forecast capital, reclamation, care and maintenance, general and administrative, exploration and depreciation and amortization expenditures and taxes to be paid in 2025:

Capital Forecast ($ millions)	Capitalized Exploration	Lease Payments	Other Capital Expenditures	2025 Forecast
Sustaining Capital
La Colorada	2.0	3.5	13.5 - 15.5	19.0 - 21.0
Cerro Moro	4.5	—	5.5 - 6.5	10.0 - 11.0
Huaron	4.0	4.5	9.5 - 10.5	18.0 - 19.0
San Vicente(1)	1.5	—	3.0	4.5
Jacobina	16.5	11.0	30.5 - 32.5	58.0 - 60.0
El Peñon	18.0	12.5	2.5 - 4.5	33.0 - 35.0
Timmins	8.0	—	31.0 - 33.0	39.0 - 41.0
Shahuindo	1.5	15.0	50.5 - 54.5	67.0 - 71.0
Minera Florida	6.0	8.0	7.0 - 8.0	21.0 - 22.0
Dolores	—	0.4	0.1	0.5
Sustaining Capital Sub-total	62.0	54.9	153.1 - 168.1	270.0 - 285.0
Project Capital
La Colorada (Veins)				10.0 - 12.0
La Colorada (Skarn)				39.0 - 42.0
Huaron				12.0 - 13.5
Timmins				18.0 - 20.0
Jacobina				11.0 - 12.5
Project Capital Total				90.0 - 100.0
Total Capital Expenditures				360.0 - 385.0
(1) Capital expenditures at San Vicente are shown at a 100% ownership.

Other Expenditures Forecast ($ millions)	2025 Forecast
Reclamation Expenditures
Dolores	11.0 - 12.0
Jacobina	4.5 - 5.5
Alamo Dorado	6.0 - 8.0
Other	6.5 - 9.0
Total Reclamation Expenditures	28.0 - 34.5
Care & Maintenance
Escobal	15.0 - 17.5
Other	5.5 - 6.5
Total Care & Maintenance	20.5 - 24.0
General and Administrative	80.0 - 85.0
Exploration and Project Development	15.0 - 20.0
Income Tax Payments	240.0 - 260.0
Depreciation and Amortization	450.0 - 500.0

PAN AMERICAN SILVER CORP.	19

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
2025 Mine Operating Forecast
Management's expectation for each mine's 2025 operating performance, including production, AISC, and project capital are provided below:
La Colorada
Silver production is forecast to be between 5.50 to 5.80 million ounces in 2025, which is 0.62 to 0.92 million ounces higher relative to the 4.88 million ounces produced in 2024. The expected increase is driven by higher throughput rates as the result of improved ventilation conditions.
AISC in 2025 are forecast to be between $20.00 and $22.00 per ounce, which is between $3.81 to $5.81 per ounce lower than the $25.81 per ounce recorded in 2024. The decrease is driven by: (i) improved ventilation conditions leading to higher production rates decreasing mining costs per ounce; (ii) favorable commercial terms; and, (iii) lower sustaining capital expenditures per ounce from higher production and an allocation of certain expenditures to project capital to allow for an expansion to the eastern zone of the mine.
Sustaining capital in 2025 of $19.0 to $21.0 million is primarily related to a tailings storage facility expansion, ventilation infrastructure upgrades, near mine exploration expenditures and mine equipment replacements and refurbishments.
Project capital at La Colorada is expected to be between $49.0 to $54.0 million, of which $39.0 to $42.0 million is designated to the La Colorada Skarn project for continued exploration and in-fill drilling, and advancing engineering work, particularly in mine design, de-watering, geotechnical, and access studies. The remaining $10.0 to $12.0 million is directed at the La Colorada vein mine for exploration, mine infrastructure and mine equipment leases to access, mine, and expand mineral resource extensions in the deep eastern and southeastern extensions of the higher-grade Candelaria mineralized structure.
Cerro Moro
Silver production is expected to be between 2.80 to 2.90 million ounces in 2025, which is a 0.07 to 0.17 million ounce decrease relative to the 2.97 million ounces produced in 2024. Gold production is expected to be between 77.0 to 87.0 thousand ounces in 2025, which is between a 0.5 thousand ounce decrease and a 9.5 thousand ounce increase relative to 2024 gold production of 77.5 thousand ounces. These 2025 production expectations largely reflect mine sequencing to lower silver and higher gold grade ores.
AISC in 2025 are anticipated to be between $6.00 to $10.00 per ounce, which is between $4.13 and $8.13 per ounce lower than the $14.13 reported in 2024, reflecting higher gold by-product credits and lower sustaining capital investments, partially offset by expected cost escalations.
Sustaining capital in 2025 of $10.0 and $11.0 million is primarily related to near mine exploration, raise bore developments and plant upgrade projects.
Huaron
Silver production is expected to be between 3.70 to 3.90 million ounces in 2025, which is a 0.18 to 0.38 million ounce increase relative to the 3.52 million ounces produced in 2024. The expected increase is driven by higher throughput and higher silver grades from the development of the Horizonte zone.
AISC in 2025 are anticipated to be between $16.00 to $17.50 per ounce, which is between $1.36 and $2.86 per ounce higher than the $14.64 per ounce recorded in 2024. This increase is primarily related to the additional $8 to $10 cost per tonne for operating the tailings filtration plant and filter-stack tailings storage facility planned to be in full operation in 2025, partially offset by favorable concentrate commercial terms.
Sustaining capital in 2025 of $18.0 to $19.0 million is primarily directed at mine equipment replacements and refurbishments, near-mine exploration, and a filter-stack tailings storage facility raise.

PAN AMERICAN SILVER CORP.	20

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Commissioning of the new filter plant and filter-stack tailings storage facility was largely completed in Q4 2024. The company is expecting residual project capital in 2025 of between $12.0 to $13.5 million for final accounts payable settlements, as well as lease payments for the tailings filtration plant equipment.
San Vicente
Silver production is forecast to be between 2.70 and 2.90 million silver ounces, which is a 0.21 to 0.41 million ounce decrease relative to the 3.11 million ounces produced in 2024, reflecting mine sequencing into lower silver grade ores and lower throughput as a result of essential plant maintenance planned for 2025.
AISC in 2025 are anticipated to be between $19.00 to $20.50 per ounce, which is between $0.62 and $2.12 higher than the $18.38 reported in 2024. This is largely the result of lower silver grades and additional plant maintenance expenditures, which more than offset the benefit from favorable concentrate commercial terms and lower royalties.
Sustaining capital in 2025 of $4.5 million is expected to be largely directed at mine equipment replacements and near-mine exploration.
Jacobina
Gold production is anticipated to be between 185.0 to 195.0 thousand ounces, which is a 1.7 to 11.7 thousand ounce decrease relative to the 196.7 thousand ounces produced in 2024, reflective of updated proven and probable reserve estimates leading to lower grades with higher throughput.
AISC in 2025 are anticipated to be between $1,275 to $1,375 per ounce, a $45 to $145 increase relative to the $1,230 per ounce recorded in 2024. The expected increase is largely attributable to lower grades, in addition to higher sustaining capital investments in 2025, particularly for raise bore developments and plant upgrades.
Sustaining capital in 2025 of $58.0 to $60.0 million is primarily related to mine equipment replacements and refurbishments, near mine exploration expenditures, lease payments associated with ore haulage, raise bore developments and other mine and plant infrastructure.
The Company is forecasting to invest $11.0 to $12.5 million in project capital to continue advancing a mine and plant optimization study that will evaluate alternative mining methods and production rates in the context of maximizing the mine's long-term economics and sustainability.
El Peñon
Gold production in 2025 is forecast to be between 120.0 and 130.0 thousand ounces, which is in line with the 126.8 thousand ounces produced in 2024. Silver production in 2025 is forecast to be between 3.70 to 3.80 million ounces, which is a 0.07 to 0.17 million ounce decrease relative to the 3.87 million ounces produced in 2024. The decrease in silver production is related to additional low grade stockpile material being processed in 2025 relative to 2024.
AISC in 2025 are forecast to be between $1,185 and $1,285 per ounce, which is consistent with the $1,244 per ounce recorded in 2024.
Sustaining capital in 2025 of $33.0 to $35.0 million is primarily related to near-mine exploration and in-fill drilling expenditures, raise bore developments and lease payments related to mine equipment.
Timmins
Gold production in 2025 is expected to between 120.0 to 130.0 thousand ounces, which is consistent with the 123.7 thousand ounces produced in 2024.
AISC in 2025 are forecast to be between $2,100 and $2,200 per ounce, which is an increase of $77 to $177 per ounce higher than the $2,023 per ounce recorded in 2024, largely driven by the expected increase in operating costs associated with the operation of the new paste backfill plant at Bell Creek, as well as expected cost increases, particularly from regional labour shortages. These factors increasing AISC are partially offset by lower sustaining capital per ounce.

PAN AMERICAN SILVER CORP.	21

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Sustaining capital in 2025 of $39.0 to $41.0 million is primarily related to tailings storage facility expansions, near-mine exploration expenditures, site infrastructure upgrades, and mine equipment replacements and refurbishments.
Project capital is expected to be between $18.0 to $20.0 million, comprised of an estimated $12.5 and $14.5 million for the construction of a new "stage 6" tailings storage facility and $5.5 million for exploration activities at satellite deposits.
Shahuindo
Gold production in 2025 is anticipated to be between 125.0 and 135.0 thousand ounces, which is between 0.1 to 10.1 thousand ounces lower than the 135.1 thousand ounces produced in 2024. The expected decrease is driven from lower grade ore stacked, reflective of the mineral reserve update as at June 30, 2024, which added additional low grade coarse ore to the mineral reserve needed to blend with the higher grade fine ores.
AISC in 2025 are forecast to be between $1,735 and $1,835 per ounce, which is between $364 to $464 per ounce higher than the $1,371 recorded in 2024. This is largely due to lower gold grades and the expected timing of heap inventory movements due to the weighted average cost of inventory accounting, as well as spending on sustaining capital projects planned in 2024 for waste dump preparation and water treatment being carried over to 2025 and further optimized to the life-of-mine requirements.
Sustaining capital in 2025 of $67.0 to $71.0 million is primarily related to waste dump preparation, heap leach pad expansions and construction of a water treatment plant.
Minera Florida
Gold production in 2025 is forecast to be between 78.0 and 90.0 thousand ounces, which is in line with 2024 gold production of 80.3 thousand ounces. Silver production is forecast to be 0.45 million ounces, which is 0.20 million ounces lower relative to 2024 silver production of 0.65 million ounces, largely due to mine sequencing into lower silver grade ores.
AISC for 2025 are forecast to be between $1,700 to $1,850 per ounce, which are consistent with the $1,839 per ounce recorded in 2024.
Sustaining capital in 2025 of $21.0 to $22.0 million is primarily related to near-mine exploration and in-fill drilling expenditures, a tailings storage facility expansion and lease payments related to mine equipment.
Dolores
Gold production in 2025 is forecast to be between 28.0 and 31.0 thousand ounces, which is 41.3 to 44.3 thousand ounces lower than the 72.3 thousand ounces produced in 2024. The decrease is largely driven by the cessation of stacking on the heap in the first quarter of 2025 and the mine entering the residual leaching phase.
Silver production in 2025 is forecast to be between 0.90 and 1.00 million ounces, which is 0.74 to 0.84 million ounces lower than the 1.74 million ounces produced in 2024, primarily driven by the same factors affecting gold production.
AISC per ounce in 2025 is expected to be between $850 and $1,000, which is between $518 and $668 per ounce lower than the $1,518 per ounce recorded in 2024. The decrease is driven by a significant reduction in ongoing costs needed to operate the leach pad during residual leaching activities, which more than offset the reduction in production rates.
2025 Reclamation Expenditures Forecast
Estimated reclamation expenditures of $28.0 to $34.5 million in 2025 include spending on: (i) progressive closure in 2025 at Dolores, as stacking activities conclude and the mine enters the residual leaching phase in early 2025; (ii) waste dump reclamation at Alamo Dorado to continue the cover placement and re-vegetation; (iii) progressive reclamation at Jacobina related to the inactive B1 tailings facility as well as the João Belo waste dump; and (iv) reclamation activities at other properties, including Manantial Espejo.

PAN AMERICAN SILVER CORP.	22

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
2025 Care and Maintenance Forecast
Estimated care and maintenance costs of $20.5 to $24.0 million primarily reflect expenditures at Escobal and Manantial Espejo. Pan American has not projected timing for a potential restart of the Escobal mine and has assumed a full year of care and maintenance costs at Escobal. The forecasted care and maintenance cost range is expected to be lower than the $32.3 million reported in 2024, primarily because of reduced care and maintenance activities at Escobal due to certain optimizations of the care and maintenance activities.
2025 General and Administrative Expense Forecast
Estimated corporate general and administrative expenses of $80.0 to $85.0 million.
2025 Exploration and Project Development Expense Forecast
Estimated regional exploration, property holding costs, and project development expenses of $15.0 to $20.0 million in 2025 are primarily directed at drilling in Brazil, Mexico, Canada and Chile. The expenditures relating to near-mine exploration targeting reserve replacement are included in the sustaining and project capital estimates provided in the 2025 Expenditures Forecast table above.
2025 Income Tax Payments Forecast
Cash income tax payments in 2025 are forecast to be between $240.0 to $260.0 million, and are expected to be front-end loaded with approximately one-third to be paid in the first quarter of 2025.
2025 Depreciation and Amortization Expense Forecast
Estimated depreciation and amortization expenses of $450.0 to $500.0 million in 2025 are expected to be lower than 2024 due to the disposition of La Arena and reduced production at Dolores.

PAN AMERICAN SILVER CORP.	23

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
SELECTED ANNUAL AND QUARTERLY FINANCIAL INFORMATION

2024	Quarter Ended				Year Ended
(In millions of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$601.4	$686.3	$716.1	$815.1	$2,818.9
Mine operating earnings	$71.0	$116.9	$175.7	$184.9	$548.5
Earnings (loss) for the period attributable to equity holders	$(30.9)	$(21.9)	$56.7	$107.6	$111.5
Basic earnings (loss) per share	$(0.08)	$(0.06)	$0.16	$0.30	$0.31
Diluted earnings (loss) per share	$(0.08)	$(0.06)	$0.16	$0.30	$0.31
Cash flow from operating activities	$61.1	$162.7	$226.2	$274.1	$724.1
Cash dividends paid per share	$0.10	$0.10	$0.10	$0.10	$0.40
Other financial information
Total assets					$7,202.7
Total long-term financial liabilities(1)					$1,277.4
Total attributable shareholders’ equity					$4,703.5
(1)Total long-term financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities.

2023	Quarter Ended				Year Ended
(In millions of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$390.3	$639.9	$616.3	$669.6	$2,316.1
Mine operating earnings	$77.2	$88.0	$66.7	$64.9	$296.8
Earnings (loss) for the period attributable to equity holders	$16.4	$(32.4)	$(19.7)	$(68.0)	$(103.7)
Basic earnings (loss) per share	$0.08	$(0.09)	$(0.05)	$(0.19)	$(0.25)
Diluted earnings (loss) per share	$0.08	$(0.09)	$(0.05)	$(0.19)	$(0.25)
Cash flow from operating activities	$51.3	$117.0	$114.6	$167.4	$450.3
Cash dividends paid per share	$0.10	$0.10	$0.10	$0.10	$0.40
Other financial information
Total assets					$7,213.1
Total long-term financial liabilities(1)					$1,274.8
Total attributable shareholders’ equity					$4,760.7
(1)Total long-term financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities.

2022	Quarter Ended				Year Ended
(In millions of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$439.9	$340.5	$338.9	$375.5	$1,494.8
Mine operating earnings	$66.8	$(31.7)	$(21.8)	$35.0	$48.3
(Loss) earnings for the period attributable to equity holders	$76.5	$(174.0)	$(71.5)	$(172.8)	$(341.8)
Basic (loss) earnings per share	$0.36	$(0.83)	$(0.34)	$(0.81)	$(1.62)
Diluted (loss) earnings per share	$0.36	$(0.83)	$(0.34)	$(0.81)	$(1.62)
Cash flow from operating activities(2)	$68.8	$20.8	$54.4	$(112.1)	$31.9
Cash dividends paid per share	$0.12	$0.12	$0.11	$0.10	$0.45
Other financial information
Total assets					$3,248.5
Total long-term financial liabilities(1)					$511.8
Total attributable shareholders’ equity					$2,195.5
(1)Total long-term financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities.
(2)Cash flow from operating activities in the three months ended December 31, 2022 includes $157.3 million of transaction and integration costs related to the Yamana Acquisition.

PAN AMERICAN SILVER CORP.	24

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
OPERATING METRICS

	Three Months Ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente(1)	Jacobina	El Peñon	Timmins	Shahuindo	La Arena(2)	Minera Florida	Dolores	Total
Ore tonnes mined – kt	176	121	244	97	840	268	372	3,367	2,053	235	—	7,771
Waste tonnes mined – kt	—	727	—	—	—	—	—	5,029	1,917	—	—	7,672
Tonnes processed – kt	176	106	242	98	827	366	355	3,414	1,960	267	1,845	9,658
Grade
Silver – g/t	301.1	262.1	142.0	255.7	—	118.2	—	7.2	0.6	35.5	14.5
Gold – g/t	—	6.96	—	—	2.04	2.96	2.53	0.40	0.32	2.58	0.21
Zinc – %	2.63	—	2.87	3.45	—	—	—	—	—	0.84	—
Lead – %	1.45	—	1.72	0.29	—	—	—	—	—	0.32	—
Copper – %	—	—	0.46	0.18	—	—	—	—	—	—	—
Production
Silver – koz	1,606	829	919	735	1	1,174	7	73	9	240	424	6,018
Gold – koz	0.7	22.5	—	—	52.4	32.4	27.9	34.7	14.9	20.8	17.9	224.2
Zinc – kt	4.0	—	5.6	3.0	—	—	—	—	—	1.6	—	14.1
Lead – kt	2.2	—	3.1	0.2	—	—	—	—	—	0.5	—	6.1
Copper – kt	0.1	—	0.8	0.1	—	—	—	—	—	—	—	1.0

	Three Months Ended December 31, 2023
	La Colorada	Cerro Moro	Huaron	San Vicente(1)	Jacobina	El Peñon	Timmins	Shahuindo	La Arena	Minera Florida	Dolores	Total
Ore tonnes mined – kt	92	104	234	91	769	256	426	3,242	3,506	234	1,108	10,063
Waste tonnes mined – kt	—	784	—	—	—	—	—	4,492	3,339	—	4,260	12,875
Tonnes processed – kt	94	107	236	94	765	343	433	3,148	3,506	260	1,984	10,973
Grade
Silver – g/t	291.7	274.5	143.3	263.5	—	88.7	—	6.6	0.6	14.3	13.2
Gold – g/t	—	9.19	—	—	2.20	3.24	2.73	0.52	0.34	3.16	0.50
Zinc – %	1.51	—	2.49	2.83	—	—	—	—	—	0.67	—
Lead – %	0.83	—	1.64	0.32	—	—	—	—	—	0.10	—
Copper – %	—	—	0.66	0.20	—	—	—	—	—	—	—
Production
Silver – koz	806	886	905	738	—	853	4	69	17	80	477	4,835
Gold – koz	0.4	30.3	0.2	—	51.1	33.9	35.1	34.9	31.7	24.7	25.4	267.8
Zinc – kt	1.1	—	4.7	2.3	—	—	—	—	—	1.3	—	9.4
Lead – kt	0.6	—	3.0	0.3	—	—	—	—	—	0.3	—	4.2
Copper – kt	—	—	1.2	0.1	—	—	—	—	—	—	—	1.4

PAN AMERICAN SILVER CORP.	25

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

	Year ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente(1)	Jacobina	El Peñon	Timmins	Shahuindo	La Arena(2)	Minera Florida	Dolores	Total
Ore tonnes mined – kt	590	400	942	377	3,135	884	1,541	13,745	9,840	906	2,726	35,085
Waste tonnes mined – kt	—	2,570	—	—	—	—	—	18,196	15,894	—	6,378	43,038
Tonnes processed – kt	590	412	934	379	3,147	1,363	1,595	13,025	9,581	998	7,251	39,274
Grade
Silver – g/t	277.5	240.0	142.0	281.4	—	103.2	—	6.8	0.6	25.9	15.4
Gold – g/t	—	6.18	—	—	2.02	3.07	2.49	0.47	0.34	2.67	0.34
Zinc – %	2.34	—	2.48	2.92	—	—	—	—	—	0.82	—
Lead – %	1.39	—	1.63	0.31	—	—	—	—	—	0.29	—
Copper – %	—	—	0.60	0.20	—	—	—	—	—	—	—
Production
Silver – koz	4,878	2,969	3,519	3,109	4	3,870	15	278	38	646	1,735	21,061
Gold – koz	2.6	77.5	0.1	—	196.7	126.8	123.7	135.1	77.4	80.3	72.3	892.5
Zinc – kt	11.4	—	18.1	9.6	—	—	—	—	—	6.1	—	45.1
Lead – kt	7.0	—	11.2	0.9	—	—	—	—	—	1.6	—	20.8
Copper – kt	0.2	—	4.5	0.6	—	—	—	—	—	—	—	5.2

	Year ended December 31, 2023
	La Colorada	Cerro Moro(3)	Huaron	San Vicente(1)	Manantial Espejo	Jacobina(3)	El Peñon(3)	Timmins	Shahuindo	La Arena	Minera Florida(3)	Dolores	Total
Ore tonnes mined – kt	529	311	941	366	—	2,275	764	1,541	12,624	12,587	692	7,781	40,411
Waste tonnes mined – kt	—	1,961	—	—	—	—	—	—	18,074	17,265	—	13,628	50,927
Tonnes processed – kt	537	315	944	372	10	2,307	1,029	1,574	12,519	12,586	760	7,617	40,571
Grade
Silver – g/t	276.5	376.6	142.9	271.4	205.0	—	98.7	—	7.0	0.8	17.2	17.6
Gold – g/t	—	8.82	—	—	2.13	2.08	3.05	2.70	0.48	0.31	3.15	0.57
Zinc – %	1.64	—	2.49	3.11	—	—	—	—	—	—	0.67	—
Lead – %	0.92	—	1.66	0.33	—	—	—	—	—	—	0.12	—
Copper – %	—	—	0.61	0.21	—	—	—	—	—	—	—	—
Production
Silver – koz	4,392	3,547	3,608	2,978	191	—	2,906	16	276	47	283	2,194	20,437
Gold – koz	2.3	84.6	1.1	0.1	1.7	147.8	95.7	132.9	140.1	97.1	72.4	107.1	882.9
Zinc – kt	7.4	—	18.5	9.7	—	—	—	—	—	—	3.2	—	38.8
Lead – kt	4.2	—	12.6	1.0	—	—	—	—	—	—	0.9	—	18.7
Copper – kt	0.1	—	4.4	0.6	—	—	—	—	—	—	—	—	5.0
(1)San Vicente data represents Pan American's 95.0% interest in the mine's production.
(2)La Arena data represents operating results from January 1, 2024 to November 30, 2024; see the Strategic Dispositions section of this MD&A for further details.
(3)Acquired Mines data represent operating results from March 31, 2023 to December 31, 2023.

PAN AMERICAN SILVER CORP.	26

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
ALTERNATIVE PERFORMANCE (NON-GAAP) MEASURES

Per Ounce Measures
Cash Costs and AISC are non-GAAP financial measures that do not have any standardized meaning prescribed by IFRS Accounting Standards and are therefore unlikely to be comparable to similar measures presented by other companies.
Pan American produces by-product metals incidentally to our silver and gold mining activities. We have adopted the practice of calculating a performance measure with the net cost of producing an ounce of silver and gold, our primary payable metals, after deducting revenues gained from incidental by-product production. This performance measurement has been commonly used in the mining industry for many years and was developed as a relatively simple way of comparing the net production costs of the primary metal for a specific period against the prevailing market price of that metal.
Silver Segment Cash Costs and AISC are calculated net of credits for realized revenues from all metals other than silver ("silver segment by-product credits"), and are calculated per ounce of silver sold. Gold Segment Cash Costs and AISC are calculated net of credits for realized revenues from all metals other than gold ("gold segment by-product credits"), and are calculated per ounce of gold sold.
Cash Costs per ounce metrics, net of by-product credits, is used extensively in our internal decision-making processes. We believe the metric is also useful to investors because it facilitates comparison, on a mine-by-mine basis, notwithstanding the unique mix of incidental by-product production at each mine, of our operations’ relative performance on a period-by-period basis, and against the operations of our peers in the silver industry. Cash costs per ounce is conceptually understood and widely reported in the mining industry.
We believe that AISC, also calculated net of by-products, is a comprehensive measure of the full cost of operating our consolidated business, given it includes the cost of replacing silver and gold ounces through exploration, the cost of ongoing capital investments at current operations ("sustaining capital"), as well as other items that affect the Company’s consolidated cash flow. AISC excludes capital investments that are expected to increase production levels or mine life beyond those contemplated in the base case life of mine plan ("project capital").
To facilitate a better understanding of these non-GAAP financial measures as calculated by the Company, the following table provides the detailed reconciliation of these measure to the applicable cost items, as reported in the 2024 Annual Financial Statements for the respective periods.

PAN AMERICAN SILVER CORP.	27

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Consolidated Silver and Gold Segment Cash Costs and AISC:

	Silver Segment		Gold Segment
	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023
Production costs	$117.8	$134.7	$298.4	$306.5
Restructuring and end-of-mine life severance accruals and payments(1)	—	(1.8)	(0.3)	(0.6)
Purchase price allocation inventory fair value adjustment(2)	—	(0.9)	—	(8.8)
NRV inventory adjustments	0.3	(0.9)	12.0	1.1
On-site direct operating costs	118.1	131.1	310.1	298.2
Royalties	18.0	13.7	7.3	6.6
Smelting, refining and direct selling charges(3)	9.1	13.8	0.7	1.6
Cash cost of sales before by-product credits	145.2	158.6	318.1	306.4
Silver segment by-product credits(3)	(91.7)	(95.0)	—	—
Gold segment by-product credits(3)	—	—	(63.0)	(42.9)
Cash Costs	$53.5	$63.6	$255.1	$263.5

NRV inventory adjustments	(0.3)	0.9	(12.0)	(1.1)
Sustaining capital	21.3	22.2	56.7	70.5
Exploration and project development(4)	—	—	—	—
Reclamation cost accretion(5)	0.9	0.8	5.4	6.3
All-in sustaining costs	$75.3	$87.5	$305.1	$339.1

Silver segment silver ounces sold (Moz)	3.8	3.3	—	—
Gold segment gold ounces sold (koz)	—	—	208.5	240.4
Cash Costs per ounce sold	$14.06	$19.31	$1,223	$1,096
AISC per ounce sold	$19.80	$26.55	$1,463	$1,411
AISC per ounce sold (excluding NRV inventory adjustments)	$19.88	$26.28	$1,521	$1,415

PAN AMERICAN SILVER CORP.	28

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

	Silver Segment		Gold Segment(6)
	Year ended December 31, 2024	Year ended December 31, 2023	Year ended December 31, 2024	Year ended December 31, 2023
Production costs	$449.8	$463.3	$1,184.0	$1,015.9
Restructuring and end-of-mine life severance accruals and payments(1)	—	(11.6)	(6.8)	(4.4)
Purchase price allocation inventory fair value adjustment(2)	—	(7.1)	—	(34.7)
NRV inventory adjustments	3.8	(3.9)	(24.4)	35.7
On-site direct operating costs	453.6	440.7	1,152.9	1,012.5
Royalties	40.1	32.9	24.8	23.0
Smelting, refining and direct selling charges(3)	30.8	65.0	4.3	4.4
Cash Cost of sales before by-product credits	524.5	538.6	1,182.0	1,039.9
Silver segment by-product credits(3)	(335.5)	(342.3)	—	—
Gold segment by-product credits(3)	—	—	(197.3)	(148.3)
Cash Costs	$189.0	$196.3	$984.6	$891.6

NRV inventory adjustments	(3.8)	3.9	24.4	(35.7)
Sustaining capital	58.4	69.2	220.5	219.2
Exploration and project development(4)	—	—	—	—
Reclamation cost accretion(5)	3.4	3.4	22.8	23.6
All-in sustaining costs	$247.1	$272.8	$1,252.3	$1,098.7

Silver segment silver ounces sold (Moz)	13.2	15.0	—	—
Gold segment gold ounces sold (koz)	—	—	818.4	801.2
Cash Costs per ounce sold	$14.30	$13.07	$1,203	$1,113
AISC per ounce sold	$18.70	$18.17	$1,530	$1,371
AISC per ounce sold (excluding NRV inventory adjustments)	$18.98	$17.91	$1,501	$1,416
(1)Included in production costs line of the consolidated income statements. Restructuring and end-of-mine life severance accruals and payments reflect mine operation severance payments related to non-recurring asset workforce restructurings and mine closures.
(2)Included in production costs line of the consolidated income statements. Purchase price allocation inventory fair value adjustments reflect adjustments to inventory values for inventories acquired as part of the Yamana Acquisition.
(3)Included in the revenue line of the consolidated income statements. By-product credits are reflective of realized metal prices for the applicable periods.
(4)Exploration and project development expenditures exclude $0.9 million and $10.1 million for Q4 2024 and 2024, respectively (Q4 2023 and 2023: $3.8 million and $14.6 million, respectively) of exploration expenditures related to non-operating properties.
(5)Reclamation cost accretion excludes $1.2 million and $5.0 million for Q4 2024 and 2024, respectively (Q4 2023 and 2023: $1.1 million and $7.2 million, respectively) of accretion related to non-operating properties.
(6)La Arena data represents operating results from January 1, 2024 to November 30, 2024; see the Strategic Dispositions section of this MD&A for further details.

PAN AMERICAN SILVER CORP.	29

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Reconciliation of payments for mineral properties, plant and equipment and sustaining capital:
Sustaining capital is included in AISC, while capital related to growth projects or acquisitions (referred to by the Company as project or investment capital) is not. Inclusion of only sustaining capital in the AISC measure reflects the capital costs associated with current ounces sold as opposed to project capital, which is expected to increase future production.

	Three Months Ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Payments for mineral properties, plant and equipment(1)	$85.5	$118.9	$323.4	$379.0
Add/(Subtract)
Lease Payments(1)	12.2	19.0	50.3	44.0
Repayment of loans(2)	1.7	(3.5)	6.7	6.7
La Colorada investment (non-sustaining) capital	(8.0)	(10.2)	(30.8)	(44.4)
Jacobina investment (non-sustaining) capital	(4.5)	(10.2)	(14.4)	(23.8)
Huaron investment (non-sustaining) capital	(6.5)	(12.1)	(39.4)	(15.8)
Timmins investment (non-sustaining) capital	(1.5)	(4.1)	(8.8)	(7.7)
MARA investment (non-sustaining) capital	—	—	—	(35.9)
Other investment (non-sustaining) capital	(1.1)	(5.2)	(8.0)	(13.7)
Sustaining Capital	$77.9	$92.6	$279.0	$288.5
(1)As presented on the consolidated statements of cash flows.
(2)As presented on the consolidated statements of cash flows. Related to repayments of construction loans for leach pad expansions in Peru.

PAN AMERICAN SILVER CORP.	30

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Silver Segment Cash Costs and AISC by mine:

SILVER SEGMENT	Three Months Ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente	Consolidated Silver Segment
Production Costs	$33.5	$44.3	$32.7	$7.3	$117.8
NRV inventory adjustments	0.3	—	—	—	0.3
On-site direct operating costs	33.8	44.3	32.7	7.3	118.1
Royalties	2.8	7.9	—	7.3	18.0
Smelting, refining & direct selling costs	2.8	1.9	4.3	0.1	9.1
Cash Costs before by-product credits	39.3	54.1	37.0	14.7	145.2
Silver segment by-product credits	(16.1)	(48.1)	(26.4)	(1.0)	(91.7)
Cash Costs	$23.3	$6.0	$10.6	$13.7	$53.5

NRV inventory adjustments	(0.3)	—	—	—	(0.3)
Sustaining capital	11.5	3.4	5.7	0.6	21.3
Exploration and project development	—	—	—	—	—
Reclamation cost accretion	0.1	0.4	0.2	0.1	0.9
All-in sustaining costs	$34.6	$9.8	$16.5	$14.4	$75.3

Silver segment silver ounces sold (Moz)	1.55	0.81	0.82	0.62	3.80

Cash cost per ounce sold	$14.98	$7.40	$12.94	$21.89	$14.06
AISC per ounce sold	$22.29	$12.16	$20.17	$23.02	$19.80
AISC per ounce sold (excluding NRV inventory adjustments)	$22.48	$12.16	$20.17	$23.02	$19.88

SILVER SEGMENT	Three Months Ended December 31, 2023
	La Colorada	Cerro Moro	Huaron	San Vicente	Consolidated Silver Segment
Production Costs	$33.7	$60.6	$25.9	$14.4	$134.7
Restructuring and end-of-mine life severance accruals and payments	(1.8)	—	—	—	(1.8)
Purchase Price Allocation Inventory Fair Value Adjustment	—	(0.9)	—	—	(0.9)
NRV inventory adjustments	(0.9)	—	—	—	(0.9)
On-site direct operating costs	31.0	59.7	25.9	14.4	131.1
Royalties	0.2	9.2	—	4.3	13.7
Smelting, refining & direct selling costs	1.5	2.5	6.9	2.9	13.8
Cash Costs before by-product credits	32.8	71.3	32.8	21.7	158.6
Silver segment by-product credits	(3.4)	(58.8)	(24.0)	(8.8)	(95.0)
Cash Costs	$29.4	$12.5	$8.8	$12.9	$63.6

NRV inventory adjustments	0.9	—	—	—	0.9
Sustaining capital	5.1	10.9	5.2	1.0	22.2
Exploration and project development	—	—	—	—	—
Reclamation cost accretion	0.2	0.3	0.3	0.1	0.8
All-in sustaining costs	$35.5	$23.7	$14.3	$14.0	$87.5

Silver segment silver ounces sold (Moz)	0.78	1.02	0.68	0.81	3.29

Cash cost per ounce sold	$37.59	$12.24	$12.93	$15.98	$19.31
AISC per ounce sold	$45.43	$23.16	$20.91	$17.33	$26.55
AISC per ounce sold (excluding NRV inventory adjustments)	$44.26	$23.16	$20.91	$17.33	$26.28

PAN AMERICAN SILVER CORP.	31

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

SILVER SEGMENT	Year ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente	Consolidated Silver Segment
Production Costs	$113.6	$184.2	$110.6	$41.4	$449.8
NRV inventory adjustments	3.8	—	—	—	3.8
On-site direct operating costs	117.4	184.2	110.6	41.4	453.6
Royalties	4.9	12.5	—	22.7	40.1
Smelting, refining & direct selling costs	7.9	4.5	15.3	3.2	30.8
Cash Costs before by-product credits	130.1	201.2	125.9	67.3	524.5
Silver segment by-product credits	(42.0)	(172.1)	(98.5)	(22.9)	(335.5)
Cash Costs	$88.1	$29.1	$27.4	$44.4	$189.0

NRV inventory adjustments	(3.8)	—	—	—	(3.8)
Sustaining capital	24.2	12.2	17.1	5.0	58.4
Exploration and project development	—	—	—	—	—
Reclamation cost accretion	0.6	1.7	0.9	0.3	3.4
All-in sustaining costs	$109.1	$43.0	$45.3	$49.7	$247.1

Silver segment silver ounces sold (Moz)	4.37	3.04	3.10	2.71	13.22

Cash cost per ounce sold	$20.16	$9.57	$8.84	$16.40	$14.30
AISC per ounce sold	$24.95	$14.13	$14.64	$18.38	$18.70
AISC per ounce sold (excluding NRV inventory adjustments)	$25.81	$14.13	$14.64	$18.38	$18.98

SILVER SEGMENT	Year ended December 31, 2023
	La Colorada	Cerro Moro	Huaron	San Vicente	Manantial Espejo	Consolidated Silver Segment
Production Costs	$127.4	$146.0	$105.2	$52.5	$32.1	$463.3
Restructuring and end-of-mine life severance accruals and payments	(1.8)	(1.0)	—	—	(8.8)	(11.6)
Purchase Price Allocation Inventory Fair Value Adjustment	—	(7.1)	—	—	—	(7.1)
NRV inventory adjustments	(3.8)	—	—	—	(0.1)	(3.9)
On-site direct operating costs	121.9	137.8	105.2	52.5	23.2	440.7
Royalties	0.6	14.7	—	17.3	0.3	32.9
Smelting, refining & direct selling costs	9.5	17.5	26.4	10.0	1.6	65.0
Cash Costs before by-product credits	132.0	170.0	131.6	79.8	25.1	538.6
Silver segment by-product credits	(29.2)	(160.5)	(100.5)	(35.2)	(16.9)	(342.3)
Cash Costs	$102.8	$9.6	$31.1	$44.6	$8.2	$196.3

NRV inventory adjustments	3.8	—	—	—	0.1	3.9
Sustaining capital	19.5	25.4	20.4	3.8	0.2	69.2
Exploration and project development	—	—	—	—	—	—
Reclamation cost accretion	0.6	0.8	1.1	0.3	0.5	3.4
All-in sustaining costs	$126.7	$35.8	$52.6	$48.7	$9.0	$272.8

Silver segment silver ounces sold (Moz)	4.50	3.58	3.13	2.85	0.96	15.01

Cash cost per ounce sold	$22.82	$2.68	$9.95	$15.64	$8.56	$13.07
AISC per ounce sold	$28.13	$10.00	$16.82	$17.09	$9.39	$18.17
AISC per ounce sold (excluding NRV inventory adjustments)	$27.30	$10.00	$16.82	$17.09	$9.30	$17.91

PAN AMERICAN SILVER CORP.	32

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Gold Segment Cash Costs and AISC by mine:

GOLD SEGMENT	Three Months Ended December 31, 2024
	Jacobina	El Peñon	Timmins	Shahuindo	La Arena	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$51.4	$56.9	$45.4	$37.1	$27.2	$43.1	$37.3	$298.4
Restructuring and end-of-mine life severance accruals and payments	—	—	—	—	—	—	(0.3)	(0.3)
NRV inventory adjustments	—	—	—	—	—	1.4	10.6	12.0
On-site direct operating costs	51.4	56.9	45.4	37.1	27.2	44.5	47.6	310.1
Royalties	2.0	0.2	2.2	—	—	0.5	2.5	7.3
Smelting, refining & direct selling costs	0.1	0.5	—	—	—	—	—	0.7
Cash Costs before by-product credits	53.5	57.6	47.6	37.1	27.2	45.0	50.1	318.1
Gold segment by-product credits	—	(34.2)	(0.1)	(1.7)	(0.2)	(12.2)	(14.7)	(63.0)
Cash Costs of Sales	$53.4	$23.4	$47.6	$35.4	$27.0	$32.8	$35.4	$255.1

NRV inventory adjustments	—	—	—	—	—	(1.4)	(10.6)	(12.0)
Sustaining capital	10.9	8.4	13.4	14.3	3.7	5.5	0.4	56.7
Exploration and project development	—	—	—	—	—	—	—	—
Reclamation cost accretion	0.5	0.4	0.1	0.7	0.8	0.6	2.2	5.4
All-in sustaining costs	$64.9	$32.2	$61.1	$50.4	$31.5	$37.6	$27.4	$305.1

Gold segment gold ounces sold (koz)	54.3	29.6	28.0	35.1	19.0	21.2	21.2	208.5

Cash cost per ounce sold	$983	$791	$1,700	$1,008	$1,419	$1,551	$1,666	$1,223
AISC per ounce sold	$1,194	$1,089	$2,182	$1,435	$1,658	$1,776	$1,291	$1,463
AISC per ounce sold (excluding NRV inventory adjustments)	$1,194	$1,089	$2,182	$1,435	$1,658	$1,840	$1,790	$1,521

GOLD SEGMENT	Three Months Ended December 31, 2023
	Jacobina	El Peñon	Timmins	Shahuindo	La Arena	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$40.7	$56.3	$52.0	$38.4	$35.1	$38.2	$45.8	$306.5
Restructuring and end-of-mine life severance accruals and payments	(0.6)	—	—	—	—	—	—	(0.6)
Purchase Price Allocation Inventory Fair Value Adjustment	(1.5)	(6.3)	—	—	—	(1.0)	—	(8.8)
NRV inventory adjustments	—	—	—	—	—	—	1.1	1.1
On-site direct operating costs	38.6	50.0	52.0	38.4	35.1	37.2	46.9	298.2
Royalties	1.5	—	2.3	—	—	0.4	2.5	6.6
Smelting, refining & direct selling costs	—	0.9	—	—	—	0.7	—	1.6
Cash Costs before by-product credits	40.0	50.9	54.4	38.4	35.1	38.2	49.4	306.4
Gold segment by-product credits	—	(20.8)	(0.3)	(2.2)	(0.3)	(5.7)	(13.5)	(42.9)
Cash Costs of Sales	$40.0	$30.0	$54.1	$36.2	$34.8	$32.5	$35.9	$263.5

NRV inventory adjustments	—	—	—	—	—	—	(1.1)	(1.1)
Sustaining capital	15.9	7.0	9.2	16.4	12.1	9.1	0.8	70.5
Exploration and project development	—	—	—	—	—	—	—	—
Reclamation cost accretion	0.3	0.5	0.1	0.9	1.6	0.7	2.0	6.3
All-in sustaining costs	$56.2	$37.6	$63.4	$53.5	$48.5	$42.3	$37.5	$339.1

Gold segment gold ounces sold (koz)	55.0	31.9	36.5	36.8	28.0	23.7	28.6	240.4

Cash cost per ounce sold	$727	$942	$1,483	$985	$1,243	$1,370	$1,255	$1,096
AISC per ounce sold	$1,022	$1,178	$1,737	$1,456	$1,735	$1,784	$1,314	$1,411
AISC per ounce sold (excluding NRV inventory adjustments)	$1,022	$1,178	$1,737	$1,456	$1,735	$1,784	$1,354	$1,415

PAN AMERICAN SILVER CORP.	33

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

GOLD SEGMENT	Year ended December 31, 2024
	Jacobina	El Peñon	Timmins	Shahuindo	La Arena	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$185.4	$217.0	$196.6	$141.4	$112.0	$153.5	$177.9	$1,184.0
Restructuring and end-of-mine life severance accruals and payments	—	—	—	—	—	—	(6.8)	(6.8)
NRV inventory adjustments	—	—	—	—	—	1.2	(25.5)	(24.4)
On-site direct operating costs	185.4	217.0	196.6	141.4	112.0	154.7	145.6	1,152.9
Royalties	6.9	0.2	8.5	—	—	1.4	7.9	24.8
Smelting, refining & direct selling costs	0.9	2.6	0.1	—	—	0.6	—	4.3
Cash Costs before by-product credits	193.2	219.8	205.2	141.4	112.0	156.7	153.6	1,182.0
Gold segment by-product credits	(0.1)	(106.4)	(0.2)	(7.4)	(1.1)	(31.8)	(50.3)	(197.3)
Cash Costs of Sales	$193.1	$113.3	$205.1	$134.0	$111.0	$124.9	$103.3	$984.6

NRV inventory adjustments	—	—	—	—	—	(1.2)	25.5	24.4
Sustaining capital	49.9	36.9	42.9	51.4	17.1	21.7	0.7	220.5
Exploration and project development	—	—	—	—	—	—	—	—
Reclamation cost accretion	2.1	1.6	0.4	2.8	4.6	2.4	8.9	22.8
All-in sustaining costs	$245.0	$151.8	$248.3	$188.2	$132.7	$147.8	$138.4	$1,252.3

Gold segment gold ounces sold (koz)	199.3	122.1	122.8	137.3	81.6	81.0	74.4	818.4

Cash cost per ounce sold	$969	$929	$1,670	$976	$1,360	$1,542	$1,388	$1,203
AISC per ounce sold	$1,230	$1,244	$2,023	$1,371	$1,627	$1,825	$1,861	$1,530
AISC per ounce sold (excluding NRV inventory adjustments)	$1,230	$1,244	$2,023	$1,371	$1,627	$1,839	$1,518	$1,501

GOLD SEGMENT	Year ended December 31, 2023
	Jacobina	El Peñon	Timmins	Shahuindo	La Arena	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$125.8	$184.1	$193.3	$143.7	$122.4	$123.4	$123.3	$1,015.9
Restructuring and end-of-mine life severance accruals and payments	(1.1)	—	—	—	—	—	(3.3)	(4.4)
Purchase Price Allocation Inventory Fair Value Adjustment	(14.1)	(18.7)	—	—	—	(2.0)	—	(34.7)
NRV inventory adjustments	—	—	—	—	—	—	35.7	35.7
On-site direct operating costs	110.6	165.4	193.3	143.7	122.4	121.5	155.7	1,012.5
Royalties	4.2	0.1	8.1	—	—	1.2	9.3	23.0
Smelting, refining & direct selling costs	0.6	2.4	0.2	—	—	1.2	—	4.4
Cash Costs before by-product credits	115.3	167.9	201.6	143.7	122.4	124.0	165.1	1,039.9
Gold segment by-product credits	(0.1)	(70.7)	(0.4)	(6.6)	(1.1)	(17.0)	(52.5)	(148.3)
Cash Costs of Sales	$115.2	$97.3	$201.2	$137.1	$121.2	$107.0	$112.6	$891.6

NRV inventory adjustments	—	—	—	—	—	—	(35.7)	(35.7)
Sustaining capital	46.1	18.6	39.2	63.1	21.2	22.3	8.7	219.2
Exploration and project development	—	—	—	—	—	—	—	—
Reclamation cost accretion	1.1	1.6	0.5	3.6	6.6	2.2	8.1	23.6
All-in sustaining costs	$162.4	$117.4	$240.8	$203.8	$149.0	$131.5	$93.8	$1,098.7

Gold segment gold ounces sold (koz)	146.7	97.3	133.8	142.4	98.1	72.7	110.3	801.2

Cash cost per ounce sold	$786	$1,000	$1,503	$963	$1,237	$1,472	$1,021	$1,113
AISC per ounce sold	$1,107	$1,207	$1,800	$1,431	$1,520	$1,809	$850	$1,371
AISC per ounce sold (excluding NRV inventory adjustments)	$1,107	$1,207	$1,800	$1,431	$1,520	$1,809	$1,174	$1,416

PAN AMERICAN SILVER CORP.	34

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Adjusted Earnings
Adjusted earnings and basic adjusted earnings per share are non-GAAP measures that the Company considers to better reflect normalized earnings because it eliminates items that in Management's judgment are subject to volatility as a result of factors that are unrelated to operations in the period, and/or relate to items that will settle in future periods. The Company adjusts certain items in the periods that they occurred, but does not reverse or otherwise unwind the effect of such items in future periods. Neither adjusted earnings nor basic adjusted earnings per share have any standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.
The following table shows a reconciliation of adjusted earnings for the year ended December 31, 2024 and 2023, to the net earnings for each period.

	Three Months Ended December 31,		Year ended December 31,
(In millions of USD, except as noted)	2024	2023	2024	2023
Net earnings (loss) for the period	$107.8	$(67.8)	$112.7	$(104.9)
Adjust for:
Impairment charges	—	36.2	—	78.6
Gains from sale of subsidiaries	(137.4)	—	(137.4)	(6.7)
Unrealized foreign exchange (gains) losses	(6.0)	5.6	(21.3)	5.6
Net realizable value heap inventory expense	53.5	5.7	116.9	11.0
Acquired Mines fair value inventory expense	—	—	—	32.3
Derivative unrealized losses (gains)	13.7	(5.4)	19.6	5.5
Loss from associates	—	—	0.1	0.4
Severance provisions	0.4	2.5	7.3	26.2
Mineral property, plant and equipment (gains) losses on sale	(2.5)	0.4	1.4	(1.2)
Litigation provisions	(0.2)	—	2.6	—
Transaction and integration costs	—	0.3	—	25.3
Investment loss (income)	5.9	(3.3)	14.3	5.5
Change in mine reclamation obligations	53.8	13.8	53.7	15.7
Tax settlements related to prior years' income taxes(1)	—	—	46.8	—
Effect of taxes on adjusting items	12.1	2.9	(1.1)	(18.0)
Effect of foreign exchange on taxes	25.8	(7.2)	71.1	(36.0)
Total adjustments	$19.1	$51.5	$174.0	$144.2
Adjusted earnings (loss) for the period	$126.9	$(16.3)	$286.7	$39.3
Weighted average shares for the period	363.0	364.7	363.4	326.5
Adjusted earnings (loss) per share for the period	$0.35	$(0.04)	$0.79	$0.12
(1) Includes the Settlement made with the SAT to resolve specific disputed items related to the income tax filings for the years 2016 through 2022 ($40.5 million), and the amendment of Argentine income tax filings from 2018 to 2023 to adjust the tax treatment of certain intercompany debts ($6.3 million) - see "Financial Performance" section for more details.
Total Debt
Total debt is a non-GAAP measure calculated as the total current and non-current portions of: long-term debt (including amounts drawn on the SL-Credit Facility), lease liabilities, and loans payable. Total debt does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate the financial debt leverage of the Company.
Capital
Capital is a non-GAAP measure and is calculated as total equity plus total debt less cash and cash equivalents and short-term investments. Capital does not have any standardized meaning prescribed by GAAP and is therefore

PAN AMERICAN SILVER CORP.	35

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate the enterprise value of the Company.
Working Capital
Working capital is a non-GAAP measure calculated as current assets less current liabilities. Working capital does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate whether the Company is able to meet its current obligations using its current assets.
RISKS AND UNCERTAINTIES

The Company is exposed to many risks in conducting its business, including but not limited to: metal price risk as the Company derives its revenue from the sale of silver, gold, zinc, lead, and copper; trading and credit risk in the normal course of dealing with other companies; foreign exchange risk as the Company reports its financial statements in USD whereas the Company operates in jurisdictions that utilize other currencies; risks relating to cyber security; the inherent risk of uncertainties in estimating mineral reserves and mineral resources; political, economic and social risks related to conducting business in jurisdictions such as Canada, Peru, Mexico, Argentina, Bolivia, Chile, Brazil and Guatemala; environmental risks; and risks related to its relations with employees and local communities where we operate. Certain of these risks, and additional risks and uncertainties, are described below, and are more fully described in Pan American’s Annual Information Form dated February 19, 2025 (available on SEDAR+ at www.sedarplus.ca) and Form 40-F filed with the SEC, and in the Financial Instruments section of the 2024 Annual Financial Statements. Readers are encouraged to refer to these documents for a more detailed description of some of the risks and uncertainties inherent to Pan American’s business.
Financial Risk Exposure
The Company is exposed to financial risks, including metal price risk, credit risk, interest rate risk, foreign currency exchange rate risk, and liquidity risk. The Company's exposures and management of each of those risks is described in the 2024 Annual Financial Statements under Note 10 "Financial Instruments", along with the financial statement classification, the significant assumptions made in determining the fair value, and amounts of income, expenses, gains and losses associated with financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. There were no significant changes to those risks or to the Company's management of exposure to those risks during the year ended December 31, 2024.
The following provides a description of the risks related to financial instruments and how Management manages these risks:
Price Risk
The majority of our revenue is derived from the sale of silver, gold, zinc, copper and lead, and therefore fluctuations in the price of these metals significantly affect our operations and profitability. Our sales are directly dependent on metal prices, and metal prices have historically shown significant volatility and are beyond our control. The Board of Directors continually assesses Pan American’s strategy towards our metal exposure, depending on market conditions. The table below illustrates the effect of changes in silver and gold prices on anticipated revenues for 2025, expressed in percentage terms. This analysis assumes that quantities of silver and gold produced and sold remain constant under all price scenarios presented.

PAN AMERICAN SILVER CORP.	36

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
2025 Revenue Metal Price Sensitivity

Silver Price	Gold Price
		$2,200	$2,350	$2,500	$2,650	$2,800	$2,950	$3,100
	$25.50	85%	89%	93%	97%	101%	105%	109%
	$27.00	86%	90%	94%	98%	102%	106%	110%
	$28.50	87%	91%	95%	99%	103%	107%	111%
	$30.00	88%	92%	96%	100%	104%	108%	112%
	$31.50	89%	93%	97%	101%	105%	109%	113%
	$33.00	90%	94%	98%	102%	106%	110%	114%
	$34.50	91%	95%	99%	103%	107%	111%	115%
Since base metal and gold revenue are treated as a by-product credit for purposes of calculating Silver Segment Cash Costs and AISC per ounce of silver sold, and base metal and silver revenue is treated as a by-product credit for purposes of calculating Gold Segment Cash Costs and AISC per ounce of gold sold, these non-GAAP measures are highly sensitive to metal prices. The tables below illustrate this point by plotting the expected 2025 Silver Segment AISC per silver ounce against various price assumptions for the Silver Segment’s two main by-product credits, gold and zinc, and plotting the expected 2025 Gold Segment AISC per gold ounce against various price assumptions for the Gold Segment's two main by-product credits, silver and zinc, expressed in percentage terms:
2025 Silver Segment AISC Metal Price Sensitivity

Zinc Price	Gold Price
		$2,200	$2,350	$2,500	$2,650	$2,800	$2,950	$3,100
	$2,550	120%	115%	110%	105%	100%	95%	90%
	$2,700	118%	113%	109%	104%	99%	94%	89%
	$2,850	117%	112%	107%	102%	97%	92%	87%
	$3,000	115%	110%	105%	100%	95%	90%	85%
	$3,150	114%	109%	104%	99%	94%	89%	84%
	$3,300	112%	107%	102%	97%	93%	88%	83%
	$3,450	111%	106%	101%	96%	91%	87%	82%
2025 Gold Segment AISC Metal Price Sensitivity

Zinc Price	Silver Price
		$25.50	$27.00	$28.50	$30.00	$31.50	$33.00	$34.50
	$2,550	102%	102%	101%	100%	100%	99%	98%
	$2,700	102%	102%	101%	100%	99%	99%	98%
	$2,850	102%	102%	101%	100%	99%	99%	98%
	$3,000	102%	101%	101%	100%	99%	99%	98%
	$3,150	102%	101%	101%	100%	99%	98%	98%
	$3,300	102%	101%	101%	100%	99%	98%	98%
	$3,450	102%	101%	101%	100%	99%	98%	98%
The price of silver, gold and other metals are affected by numerous factors beyond our control, including:
•global and regional levels of supply and demand;
•sales by government holders and other third parties;
•metal stock levels maintained by producers and others;
•increased production due to new mine developments and improved mining and production methods;
•speculative activities;
•inventory carrying costs;
•availability, demand and costs of metal substitutes;

PAN AMERICAN SILVER CORP.	37

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
•international economic and political conditions;
•interest rates, inflation and currency values;
•geopolitical tensions, regional conflicts, terrorism and wars;
•the emergence of cryptocurrencies as a store of value and hedge against inflation in competition with precious metals;
•increased demand for silver, gold, or other metals for new technologies; and
•reduced demand resulting from obsolescence of technologies and processes utilizing silver, gold, and other metals.
In addition to general global economic conditions that can have a significant impact on our business in many ways, declining market prices for metals could materially adversely affect our operations and profitability. A decrease in the market price of silver, gold and other metals could affect the commercial viability of our mines and production at some of our mining properties. Lower prices could also adversely affect future exploration and our ability to develop mineral properties and mines, including the development of capital-intensive projects such as the La Colorada Skarn project, all of which would have a material adverse impact on our financial condition, results of operations and future prospects. There can be no assurance that the market prices for silver, gold and other metals will remain at levels sufficient to sustain long-term profitability.
If market prices of gold and silver remain below levels used in Pan American’s impairment testing and reserve prices for an extended period of time, Pan American may need to reassess its long-term price assumptions, and a significant decrease in the long-term price assumptions would be an indicator of potential impairment, requiring Pan American to perform an impairment assessment on related assets. Due to the sensitivity of the recoverable amounts to long term metal prices, as well as to other factors including changes to mine plans and cost escalations, any significant change in these key assumptions and inputs could result in impairment charges in future periods.
The Board of Directors continually assesses Pan American’s strategy towards our base metal exposure, depending on market conditions. From time to time, we mitigate the market price risk associated with our base metal production by committing some of our forecast base metal production to forward sales and options contracts. However, decisions relating to hedging may have material adverse effects on our financial performance, financial position, and results of operations.
The Company did not have any base metal or diesel contracts outstanding during the year ended December 31, 2023 or 2024.
We take the view that our precious metals production should not be hedged, thereby allowing the maximum exposure to precious metal prices. However, in extreme circumstances, the Board of Directors may make exceptions to this approach. Such decisions could have material adverse effects upon our financial performance, financial position, and results of operations.
Trading Activities and Credit Risk
The zinc, lead, copper, and silver concentrates produced by us are sold through long-term supply arrangements to metal traders or integrated mining and smelting companies. The terms of the concentrate contracts may require us to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing us to credit risk of the buyers of our concentrates. Should any of these counterparties not honour our contractual arrangements, or should any of them become insolvent, we may incur losses for products already shipped and be forced to sell our concentrates in the spot market or we may not have a market for our concentrates and therefore our future operating results may be materially adversely impacted.
As at December 31, 2024, we had receivable balances associated with buyers of our concentrates of $31.2 million (December 31, 2023 - $17.5 million). The vast majority of our concentrate is sold to a limited number of concentrate buyers.

PAN AMERICAN SILVER CORP.	38

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Doré production is refined under long-term agreements with fixed refining terms at seven separate refineries worldwide. The Company generally retains the title to the precious metals throughout the process of refining and therefore is exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances. As at December 31, 2024, we had approximately $68.8 million (December 31, 2023 - $10.8 million) contained in precious metal inventory at refineries. The Company maintains insurance coverage against the loss of precious metals at the Company’s mine sites, and in-transit to refineries. Risk is transferred to the refineries at various stages from mine site to refinery.
Refined silver and gold are sold in the spot market to various bullion traders and banks. Credit risk may arise from these activities if we are not paid for metal at the time it is delivered, as required by spot sale contracts.
The Company maintains trading facilities with several banks and bullion dealers for the purposes of transacting the Company’s metal sales. None of these facilities are subject to margin arrangements. The Company’s trading activities can expose the Company to the credit risk of its counterparties to the extent that the trading positions have a positive mark-to-market value.
Supplier advances for products and services yet to be provided are a common practice in some jurisdictions in which we operate. These advances represent a credit risk to us to the extent that suppliers do not deliver products or perform services as expected. As at December 31, 2024, we had made $6.7 million of supplier advances (December 31, 2023 - $10.4 million), which are reflected in "Trade and other receivables" on the consolidated statements of financial position.
Management constantly monitors and assesses the credit risk resulting from its refining arrangements, concentrate sales and commodity contracts with its refiners, supplier advances, trading counterparties and customers. Furthermore, Management carefully considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, Management attempts to avoid unacceptable concentration of credit risk to any single counterparty.
From time to time, we may invest in equity securities of other companies. Just as investing in Pan American is inherent with risks such as those set out in this MD&A, by investing in other companies we will be exposed to the risks associated with owning equity securities and those risks inherent in the investee companies.
Foreign Currency Exchange Rate Risk
We report our financial statements in USD; however we operate in jurisdictions that utilize other currencies. As a consequence, the financial results of our operations, as reported in USD, are subject to changes in the value of the USD relative to local currencies. Since our sales are denominated in USD and a portion of our operating costs and capital spending are in local currencies, we are negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse. From time to time, we mitigate part of this currency exposure by accumulating local currencies, entering into contracts designed to fix or limit our exposure to changes in the value of local currencies relative to the USD, or assuming liability positions to offset financial assets subject to currency risk.
Pan American held cash and short-term investments of $40.3 million in CAD, $0.1 million in ARS, $7.9 million in MXN, $10.0 million in BOB, $2.9 million in PEN, $1.1 million in BRL, $6.6 million in CLP and $0.1 million in Guatemalan quetzales, as at December 31, 2024.

PAN AMERICAN SILVER CORP.	39

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
At December 31, 2024, Pan American had the following outstanding positions on foreign currency exposure of purchases:

	USD Notional	Weighted Average USD Forward Rate	Weighted Average USD Put Rate	Weighted Average USD Call Rate	Expiry Dates
Canadian dollar collars	$36.0		$1.41	$1.45	January 2025 to December 2025
Canadian dollar forwards(1)	$83.9	$1.38			January 2025 to December 2025
Mexican peso collars	$10.8		$19.00	$23.75	January 2025 to December 2025
Mexican peso forwards	$21.6	$20.39			January 2025 to December 2025
Brazilian real collars	$18.0		$5.40	$6.13	January 2025 to December 2025
Brazilian real forwards	$90.0	$6.11			January 2025 to December 2026
Chilean peso collar(2)	$24.0		$935	$1,000	January 2025 to December 2025
Chilean peso forwards	$48.0	$976			January 2025 to December 2025
(1)Canadian dollar forwards: Of the $83.9 million of notional outstanding, $47.9 million of notional is related to enhanced forwards with a reset strike at $1.36. At each monthly expiry, if CAD is above the reset strike, the reset strike applies to the monthly notional, however if CAD is below the reset strike, the reset strike applies for a 25% decreased monthly notional.
(2)Chilean Peso collars: $24.0 million of notional is related to enhanced collars with participation between average strike rates of $935 and $1,000. At each monthly expiry, if CLP is above an average strike of $1,000, CLP is exercised at an average conditional strike of $952.
The Company recorded the following derivative gains and losses on currencies for the three months and year ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Mexican peso (losses) gains	$(1.3)	$0.1	$(2.7)	$2.5
Peruvian sol (losses) gains	(0.2)	1.4	0.2	2.9
Canadian dollar (losses) gains	(4.1)	3.1	(5.5)	4.1
Chilean peso (losses) gains	(5.6)	1.8	(6.4)	(3.0)
Brazilian real (losses) gains	(7.8)	0.9	(11.0)	1.2
	$(19.0)	$7.3	$(25.4)	$7.7
The following tables illustrate the effect of changes in the exchange rate of CLP and CAD against the USD, and PEN and BRL against the USD, respectively, on anticipated production costs for 2025 expressed in percentage terms:
2025 Cost of Sales Exchange Rate Sensitivity

CLP/USD	CAD/USD
		$1.26	$1.30	$1.34	$1.38	$1.42	$1.46	$1.50
	$800	104%	104%	103%	103%	103%	102%	102%
	$850	103%	103%	102%	102%	101%	101%	101%
	$900	102%	102%	101%	101%	100%	100%	100%
	$950	101%	101%	100%	100%	100%	99%	99%
	$1,000	100%	100%	100%	99%	99%	99%	98%
	$1,050	100%	99%	99%	99%	98%	98%	98%
	$1,100	99%	99%	98%	98%	98%	97%	97%

PAN AMERICAN SILVER CORP.	40

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

PEN/USD	BRL/USD
		$4.25	$4.75	$5.25	$5.75	$6.25	$6.75	$7.25
	$3.15	105%	103%	103%	102%	101%	100%	100%
	$3.35	104%	103%	102%	101%	100%	100%	99%
	$3.55	103%	102%	101%	101%	100%	99%	99%
	$3.75	103%	102%	101%	100%	99%	99%	98%
	$3.95	103%	101%	100%	100%	99%	98%	98%
	$4.15	102%	101%	100%	99%	98%	98%	97%
	$4.35	102%	101%	100%	99%	98%	98%	97%
Our consolidated statements of financial position contains various monetary assets and liabilities, some of which are denominated in foreign currencies. Accounting convention dictates that these balances are translated at the end of each period, with resulting adjustments being reflected as foreign exchange gains or losses on our consolidated statements of earnings, which may result in volatility in our earnings.
In addition to the foregoing, governmental restrictions and controls relating to exchange rates also impact our operations. In Argentina, for example, the government has at times established official exchange rates that were significantly different from the unofficial exchange rates more readily utilized locally to determine prices and value. Our investments in Argentina are primarily funded from outside of the country, and therefore conversion of foreign currencies, like USD, at the official exchange rate has had the effect of reducing purchasing power and substantially increasing relative costs in an already high inflationary market. Maintaining monetary assets in ARS also exposes us to the risks of ARS devaluation and high domestic inflation.
Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates. As previously discussed in the “Liquidity and Financial Position” section of this MD&A, the borrowing costs under the SL-Credit Facility are based on the Company's credit rating subject to pricing adjustments based on the Company's sustainability performance ratings and scores.
Credit Rating
There can be no assurance that the credit ratings and outlook assigned to the Company's debt securities or to the Company will remain in effect for any given period of time or that any such rating or outlook will not be revised downward or withdrawn entirely by a rating agency. Real or anticipated changes in credit ratings or outlook assigned to the Company’s debt securities will generally affect the market price of its debt securities. In addition, real or anticipated changes in its credit ratings may also affect the cost at which the Company can access the capital markets. If such ratings decline and its cost of accessing capital markets increases, the Company may not be able to fund proposed capital expenditures and other operations in the future.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet our financial obligations as they come due. The volatility of the metals markets can impact our ability to forecast cash flow from operations.
We must maintain sufficient liquidity to meet our short-term business requirements, taking into account our anticipated cash flows from operations, our holdings of cash and cash equivalents, and committed loan facilities.
We manage our liquidity risk by continuously monitoring forecasted and actual cash flows. We have in place a rigorous reporting, planning and budgeting process to help determine the funds required to support our normal operating requirements on an ongoing basis and our expansion plans. We continually evaluate and review capital and operating expenditures in order to identify, decrease, and limit all non-essential expenditures.
We are required to use a portion of our cash flow to service principal and interest on debt, which will limit the cash flow available for other business opportunities. We also maintain and enter into intercompany credit arrangements with our subsidiaries in the normal course. Our ability to make scheduled principal payments, pay interest on or refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Unexpected delays in production, the suspension of

PAN AMERICAN SILVER CORP.	41

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
our mining licenses, or other operational problems could impact our ability to service the debt and make necessary capital expenditures when the debt becomes due. If we are unable to generate such cash flow to timely repay any debt outstanding, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
While we have paid dividends to our shareholders for many years, the payment of dividends is impacted by our cash flows and liquidity situation. The payment of any future dividends is at the discretion of our Board of Directors after taking into account many factors, including availability of and sources of cash, future anticipated funding needs, our debt position, general and regional economic conditions, and expectations with respect to operational matters such as anticipated metals production and metals prices. There can be no assurance that dividends will continue to be paid in the future or on the same terms as are currently paid by Pan American.
Foreign Operations and Political Risk
The Company holds mining and exploration properties in Peru, Mexico, Argentina, Bolivia, Brazil, Chile, Canada, the United States, and Guatemala, exposing it to the socioeconomic conditions, as well as the laws governing the mining industry in those countries. Inherent risks with conducting foreign operations include, but are not limited to: high rates of inflation; military repression; war or civil war; social and labour unrest; organized crime; hostage taking; terrorism; uncertain and evolving legal and regulatory environments; violent crime; extreme fluctuations in currency exchange rates; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies, including carbon taxes; restrictions on foreign exchange and repatriation; tariffs and countervailing duties imposed on cross-border trade; and changing political norms, currency controls and governmental regulations that favour or require the Company to award contracts in, employ citizens of, or purchase supplies from, a particular jurisdiction.
Changes, if any, in mining or investment policies or shifts in political priorities in any of the jurisdictions in which the Company operates may adversely affect the Company’s operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of parts and supplies, income, carbon and other taxes, expropriation or restrictions on the ownership of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. For example, Argentina has in the past and continues to have many highly restrictive policies with respect to foreign investment, currency controls, taxation, import and export controls, and restrictions on the ownership and use of lands, including bans on mining and the use of cyanide in certain provinces and restrictions on the amount of lands that foreign entities, directly or indirectly, can have an ownership interest in. In some cases, this may result in the loss of properties or rights that are valuable or that might otherwise be beneficial or needed in connection with our operations.
As governments continue to struggle with deficits and concerns over the effects of depressed economies, the mining and metals sector has often been identified as a source of revenue. Taxation and royalties are often subject to change and are vulnerable to increases in both poor and good economic times, especially in many resource-rich countries. Tax authorities have also increased challenges to legitimate tax planning through applying general anti-avoidance rules (GAAR), or similar tax provisions, which are intended to deny tax benefits to tax payors that, although complying with a literal reading of the provisions of the tax rules, are allegedly not in compliance with the object, spirit or purpose of the legislation. Audits and inquiries have become more frequent and extensive, consuming significant management time and attention. The addition of new taxes, the re-interpretation of existing tax laws and regulations, and increasingly aggressive and sometimes groundless positions taken by tax authorities, specifically those aimed at mining companies, could have a significant impact on our operations and may have material direct affects on our profitability and our financial results. In some cases, if tax claims are resolved against that Company, these could also include significant interest and penalties. Such tax matters are increasingly being seen in the jurisdictions in which we operate.

PAN AMERICAN SILVER CORP.	42

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
In 2020 and 2021, Argentina also issued several Decrees that imposed additional taxes on the export of gold and silver dore. Following their enactment, export of gold dore bars were taxed at a rate of 8% until December 31 2023, and exports of silver dore have been taxed at a 4.5% rate. While the tax rate on exports of gold dore bars is currently 0% since the earlier Decree was not extended past the end of 2023, the government of Argentina could introduce new legislation to reestablish or increase the previous or existing export tax rates on gold and silver. On June 16, 2021, the Argentine government also enacted legislation that increased the corporate tax rate from 25% to 35% and maintains the dividend withholding tax rate at 7% retroactive to January 1, 2021. The unique and uncertain regulatory and economic situation in Argentina has also separately resulted in heightened complexity in the interpretation of tax laws and regulations and this could result in additional tax risk in the country, which could be significant.
On September 25, 2024, the Congress of Chile approved a tax reform bill which was subsequently approved by the Chilean Constitutional Court and became law on October 21, 2024. The legislation made changes to the country’s tax legislation and introduced new compliance rules, including modifying general anti-avoidance rules and establishing penalty interest rates. In addition, there was a Specific Mining Tax Bill enacted in May 2023 (the "Tax Bill"). The Tax Bill was effective January 1, 2024 and imposed a new mining royalty of 1% of ad valorem value on copper and lithium and removed the deduction of the mining tax previously allowed in calculating the mining tax payable.
In December 2022, the Brazilian government introduced new transfer pricing rules that would see Brazil adopt the Organisation for Economic Co-operation and Development (“OECD”) arm length’s principal for cross-border transactions. These rules would align Brazil with OECD countries and pave the way for Brazil to join the OECD. The rules came into effect on January 1, 2024.
On May 8, 2023, the Mexican government enacted a decree to reform various provisions of the mining law (the "Decree"), which was published in the Official Gazette and became law on May 9, 2023. The Decree makes significant changes to the current mining laws, including but not limited to: reducing mining license concession terms; restricting the granting of mining concessions requiring public auctions; imposing conditions on water use and availability; imposing regulations on mining concession transfers; imposing additional grounds for cancellation of mining concessions and further limitations on mining in protected areas; granting preferential rights to mining strategic minerals to state owned enterprises; imposing additional requirements for financial instruments to be provided to guarantee preventive, mitigation, and compensation measures resulting from the social impact assessment, as well as potential damages that may occur during mining activities; and potentially requiring Indigenous Peoples’ (ILO 169) consultation. These changes to the mining law are expected to have impacts on our current and future exploration activities and operations in Mexico, the extent of which is yet to be determined but which could be material. Additional Constitutional reforms were presented by the then President of Mexico in February 2024. Some of these reforms have the potential to impact mining in Mexico, including further restrictions on water use, the granting of future concessions for open pit mining, and increased public consultation requirements. These reforms are not law and still need to pass through a legislative process for amendment of the Constitution of Mexico, and will likely face legal challenges if they do. It is notable that the previous May 2023 mining law reforms introduced by the President have still not been implemented and have been challenged by many mining companies, as well as Congress, on Constitutional grounds. In September 2024, the Mexican Congress also approved a sweeping judicial reform that will allow for the popular election of judges, including to Mexico’s Supreme Court. These changes are expected to further politicize the Mexican judicial system creating further uncertainty with respect to the application of Mexican laws. Presidential and congressional elections were held in June 2024, and a member of the former President’s Moreno party was elected President for a term of 6-years commencing October 1, 2024.
Criminal activity and violence are also prevalent in some areas that we work in. For example, violence in Mexico is well documented and has, over time, been increasing. Conflicts between the drug cartels and violent confrontations with authorities are not uncommon. Operations at our La Colorada mine were temporarily suspended in October 2023 due to security concerns at the mine site and surrounding area following an armed robbery of two trailers of concentrate from the operation. Other criminal activity, such as kidnapping and

PAN AMERICAN SILVER CORP.	43

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
extortion, is also an ongoing concern. Many incidents of crime and violence go unreported and efforts by police and other authorities to reduce criminal activity are challenged by a lack of resources, corruption and the pervasiveness of organized crime. Incidents of criminal activity have occasionally affected our employees and our contractors and their families, as well as the communities in the vicinity of our operations. Such incidents may prevent access to our mines or offices; halt or delay our operations and production; result in harm to employees, contractors, visitors or community members; increase employee absenteeism; create or increase tension in nearby communities; or otherwise adversely affect our ability to conduct business. We can provide no assurance that the La Colorada security incident or other security incidents, in the future, will not have a material adverse effect on our operations.
Claims and Legal Proceedings
Pan American is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities. The nature, assessment and management of such claims are described in this section, and in Note 30 of the 2024 Annual Financial Statements. There were no significant changes to those risks or to the Company's management of exposure to those risks during the year ended December 31, 2024. As a consequence of the Yamana Acquisition, the Company also assumed various claims and legal proceedings. These claims and legal proceedings include, among others, numerous individual labour and tax claims in Argentina and Brazil and exposures with respect to contractual indemnities, some of which could be significant. While many of these claims may not be considered material individually and, in some cases, may be settled for amounts much less than the original amounts claimed, the aggregate amounts claimed against us, if successful, could be material.
In Peru, there are many claims from current or ex-employees, or employees of former or current owners of our operations such as the Quiruvilca-related claims in Peru, which could in the aggregate, be of significant value, and include alleged improper dismissals, workplace illnesses, such as silicosis, and claims for additional profit-sharing and bonuses in prior years. In some cases, we may also be subject to collective settlement obligations with our employees and contractors relating to closures of our operations, and such obligations may be significant.
We may also become subject to class action lawsuits. For example, Tahoe, which was acquired by us in late February 2019, and certain of its former directors and officers, became the subject of class action lawsuits filed in the United States and Canada in 2017 and 2018, respectively. These lawsuits sought significant damages. We disputed the allegations made in these suits. In January 2023, the plaintiffs and defendants reached a tentative global settlement to resolve both the United States and Canadian class actions, and these matters were formally settled in 2024.
In early May 2021, Pan American Silver Guatemala S.A. ("PAS Guatemala") and the Guatemala Ministry of Energy and Mines were served with legal proceedings that were originated in the Constitutional Court of Guatemala by a small group of residents and landowners, or alleged residents and landowners, from the La Cuchilla community near the Escobal mine claiming that prior mining activities damaged their lands. Currently, operations at Escobal are suspended pending the completion of the government-led ILO 169 consultation process. Nevertheless, the action sought injunctive relief to prevent future mining activities at Escobal. The claims and related request for an injunction against both the Guatemala Ministry of Energy and Mines and against PAS Guatemala have subsequently been denied by the Constitutional Court.
As reported in our most recently filed Annual Information Form, certain individuals have asserted community rights and land ownership over a portion of the La Colorada mine’s surface lands in the Agrarian Courts of Mexico. We successfully defended this proceeding, which was rejected and dismissed by the Agrarian Courts. This decision was then subject to a number of appeals in the Agrarian Appeal Court and Federal Circuit Courts, which appeals were finally concluded in June 2024 confirming the Agrarian court’s rejection of these claims to communal land rights and definitively confirming La Colorada’s legal ownership of these lands. These individuals have also initiated a process before the Secretariat of Agrarian, Territorial and Urban Development (“SEDATU”) in Zacatecas to declare such lands as national property. In 2019, we filed an amparo against such process and obtained an injunction to protect its ownership of these surface rights pending the outcome of the amparo and a further review by SEDATU. Our challenge was dismissed in October 2021, primarily on the basis that no final declaration of

PAN AMERICAN SILVER CORP.	44

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
national lands had yet been made by SEDATU that would affect our property rights. We appealed this dismissal, which was also rejected on the same procedural grounds. The matter is now before the national office of SEDATU for further consideration and we will continue to oppose the SEDATU process and the application for a declaration of national lands. While we believe that we hold proper title to the surface lands in question, if we are unable to maintain, or maintain access to, those surface rights, there could be material adverse impacts on the La Colorada mine’s future mining operations.
We may also be subject to proceedings in our commercial relationships. From time to time, we may also experience disputes relating to past transactions or which are related to entities or operations previously owned by the Company. While we would, where available and appropriate to do so, defend against any such allegations, if we are unsuccessful in our defense of these claims, we may be subject to significant losses.
Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavourably against us. We establish provisions for matters that are probable and can be reasonably estimated. We also carry liability insurance coverage, however, such insurance does not cover all risks to which we might be exposed and in other cases, may only partially cover losses incurred by us. In addition, we may be involved in disputes with other parties in the future that may result in litigation, which could have a material adverse effect on our financial or operating position, cash flow and results of operations.
Climate Change
There is significant evidence of the effects of climate change on our planet and an intensifying focus on addressing these issues. The Company recognizes that climate change is a global challenge that may have both favorable and adverse effects on our business in a range of possible ways. Mining and processing operations are energy intensive and result in a carbon footprint either directly or through the purchase of fossil-fuel based electricity. As such, the Company is impacted by current and emerging policy and regulation relating to greenhouse gas emission levels, energy efficiency, and reporting of climate change related risks. While some of the costs associated with reducing emissions may be offset by increased energy efficiency, technological innovation, or the increased demand for our metals as part of technological innovations, the current regulatory trend may result in additional transition costs at some of our operations. Governments are introducing climate change legislation and treaties at the international, national, and local levels, and regulations relating to emission levels and energy efficiency are evolving and becoming more rigorous. Current laws and regulatory requirements are not consistent across the jurisdictions in which we operate, and regulatory uncertainty is likely to result in additional complexity and cost in our compliance efforts. Public perception of mining is, in some respects, negative and there is increasing pressure to curtail mining in many jurisdictions as a result, in part, of perceived adverse effects of mining on the environment.
Concerns around climate change may also affect the market price of our shares as institutional investors and others may divest interests in industries that are thought to have more environmental impacts. While we are committed to operating responsibly and reducing the negative effects of our operations on the environment, our ability to reduce emissions, energy and water usage by increasing efficiency and by adopting new innovation is constrained by technological advancement, operational factors and economics. Adoption of new technologies, the use of renewable energy, and infrastructure and operational changes necessary to reduce water usage may also increase our costs significantly. Concerns over climate change, and our ability to respond to regulatory requirements and societal expectations, may have significant impacts on our operations and on our reputation, and may even result in reduced demand for our products.
The physical risks of climate change could also adversely impact our operations. These risks include, among other things, extreme weather events, resource shortages, changes in rainfall and in storm patterns and intensities, water shortages, changing sea levels and extreme temperatures. Climate-related events such as mudslides, floods, droughts and fires can have significant impacts, directly and indirectly, on our operations and could result in damage to our facilities, disruptions in accessing our sites with labour and essential materials or in shipping products from our mines, risks to the safety and security of our personnel and to communities, shortages of required supplies such as fuel and chemicals, inability to source enough water to supply our operations, and the

PAN AMERICAN SILVER CORP.	45

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
temporary or permanent cessation of one or more of our operations. There is no assurance that we will be able to successfully anticipate, respond to, or manage the risks associated with physical climate change events and impacts, and this may result in material adverse consequences to our business and to our financial results.
There are increasing legal and regulatory requirements with respect to climate change and sustainability disclosure, including the European Union Commission Directive on Corporate Sustainability Reporting (“CSRD”). The CSRD will result in a significant increase in the number of companies subject to the European Union sustainability reporting requirements and will require double materiality assessments, the setting of sustainability targets, requiring a significant increase in the amount of information to be disclosed, including containing forward-looking and retrospective information, an increased scope of value chain reporting, and mandatory assurance. The CSRD is likely to impact one or more of our operation’s holding companies.
In addition, in June 2024, Bill C-59 became law and amended Canada’s Competition Act to introduce anti-greenwashing provisions that aim to enhance the accountability of businesses making net-zero and carbon reduction commitments, and other environmental and social claims. Reviewable conduct now includes unsubstantiated claims made to the public about the benefits of a product, business, or business activity related to protecting or restoring the environment, or mitigating the environmental, ecological, and social causes or effects of climate change. This legislation provides further powers to the Commissioner of Competition to conduct both criminal and civil investigations into false, misleading or unsubstantiated environmental or social claims and may result in unlimited fines and even prison sentences. In addition, this legislation provides rights to private parties to file complaints and bring civil actions against companies for damages, including obtaining protective orders.
MATERIAL ACCOUNTING POLICY INFORMATION, STANDARDS AND JUDGEMENTS

In preparing financial statements in accordance with IFRS Accounting Standards, management is required to make estimates and assumptions that affect the amounts reported in the 2024 Annual Financial Statements. These critical accounting estimates represent management estimates and judgements that are uncertain, and any changes in these could materially impact the Company’s financial statements. Management continuously reviews its estimates, judgements and assumptions using the most current information available. The significant judgements and key sources of estimation uncertainty in the application of accounting policies are described in Note 5 and Note 6 of the 2024 Annual Financial Statements, respectively.
Readers should also refer to Note 3 of the 2024 Annual Financial Statements, for the Company’s summary of significant accounting policies.
Changes in Accounting Standards
New and amended IFRS Accounting Standards that are effective for the current period
Classification of Liabilities as Current or Non-Current (Amendments to IAS 1)
Effective January 1, 2024, the Company implemented Amendments to IAS 1 which provides clarification on the presentation of liabilities. The classification of liabilities as current or non- current is based on contractual rights that are in existence at the end of the reporting period and is affected by expectations about whether an entity will exercise its right to defer settlement. A liability not due over the next twelve months is classified as non-current even if management intends or expects to settle the liability within twelve months. The amendment also introduces a definition of ‘settlement’ to make clear that settlement refers to the transfer of cash, equity instruments, other assets, or services to the counterparty. The amendments also clarify how conditions with which an entity must comply within twelve months after the reporting period affect the classification of a liability. Covenants to be complied with after the reporting date do not affect the classification of debt as current or non-current at the reporting date. The implementation of this amendment did not have a material impact on the Company.

PAN AMERICAN SILVER CORP.	46

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
New and amended IFRS accounting standards not yet effective in the current period
Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted.
IFRS 18 - Presentation and Disclosure in Financial Statements
In April 2024, IFRS 18 Presentation and Disclosure in Financial Statements was released. IFRS 18 replaces IAS 1 Presentation of Financial Statements while carrying forward many of the requirements in IAS 1. IFRS 18 introduces new requirements to: i) present specified categories and defined subtotals in the statement of earnings, ii) provide disclosures on management-defined performance measures ("MPMs") in the notes to the financial statements, iii) improve aggregation and disaggregation. Some of the requirements in IAS 1 are moved to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and IFRS 7 Financial Instruments: Disclosures. The IASB also made minor amendments to IAS 7 Statement of Cash Flows and IAS 33 Earnings per Share in connection with the new standard. IFRS 18 requires retrospective application with specific transition provisions. The Company is required to apply IFRS 18 for annual reporting periods beginning on or after January 1, 2027 with early adoption permitted. The Company is currently evaluating the impact of IFRS 18 on its financial statements.
Lack of Exchangeability (Amendments to IAS 21)
The amendments contain guidance to specify when a currency is exchangeable and how to determine the exchange rate when it is not. The amendments are effective for annual reporting periods beginning on or after January 1, 2025. The Company is currently evaluating the impact of this amendment.
Future changes in accounting standards
Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted. Management is still evaluating and does not expect any such pronouncements to have a material impact on the Company’s consolidated financial statements upon adoption.
Significant judgements
In preparing financial statements in accordance with IFRS Accounting Standards, Management is required to make estimates and assumptions that affect the amounts reported in the 2024 Annual Financial Statements. These critical accounting estimates represent Management's estimates and judgements that are uncertain and any changes in these could materially impact the Company’s financial statements. Management continuously reviews its estimates, judgements, and assumptions using the most current information available.
Readers should also refer to Note 3 of the 2024 Annual Financial Statements, for the Company’s summary of material accounting policy information and Note 5 of the 2024 Annual Financial Statements that summarizes the significant judgments in applying accounting policies.

RELATED PARTY TRANSACTIONS
The Company’s related parties include its subsidiaries, associates over which it exercises significant influence and key management personnel. Transactions with the Company's subsidiaries have been eliminated on consolidation. There were no other related party transactions for the years ended December 31, 2024 and 2023. Refer to Note 31 of the 2024 Annual Financial Statements for additional information.

DISCLOSURE AND INTERNAL CONTROL PROCEDURES
Management considers the meaning of internal control to be the processes established by Management to provide reasonable assurance about the achievement of the Company’s objectives regarding operations, reporting and compliance. Internal control is designed to address identified risks that threaten any of these objectives.

PAN AMERICAN SILVER CORP.	47

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Disclosure controls and procedures (“DC&P”)
Our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) are responsible for establishing and maintaining adequate DC&P. Under the supervision and with the participation of our CEO and CFO, we evaluated the effectiveness of the design and operation of our DC&P in accordance with requirements of National Instrument 52-109 of the Canadian Securities Commission (“NI 52-109”) and the Sarbanes Oxley Act of 2002 (as adopted by the "SEC").
As of December 31, 2024, based on the evaluation, our CEO and CFO concluded that our DC&P were effective to ensure that information required to be disclosed by us in reports we file or submit is recorded, processed, summarized and reported within the time periods specified in securities legislation and is accumulated and communicated to our management, including our CEO and CFO.
Internal control over financial reporting (“ICFR”)
Management is responsible for establishing and maintaining adequate ICFR. Management evaluated the effectiveness of the Company's ICFR as of December 31, 2024 based upon the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the evaluation, Management concluded that the Company's ICFR was effective as of December 31, 2024. Management reviewed the results of its evaluation with the Audit Committee of the Board of Directors.
The effectiveness of the Company’s ICFR as of December 31, 2024 has been audited by Deloitte LLP, Independent Registered Public Accounting Firm, as stated in their report immediately preceding the Company’s 2024 Annual Financial Statements.
Changes in ICFR
There has been no change in the Company's ICFR during the three months and twelve months ended December 31, 2024 that have materially affected, or are reasonably likely to materially affect, its ICFR.
Inherent limitations of controls and procedures
All internal control systems, no matter how well designed, have inherent limitations. As a result, even systems determined to be effective may not prevent or detect misstatements on a timely basis, as systems can provide only reasonable assurance that the objectives of the control system are met. In addition, projections of any evaluation of the effectiveness of ICFR to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may change.
TECHNICAL INFORMATION

Scientific and technical information contained in this MD&A has been reviewed and approved by Martin Wafforn, P.Eng., Senior Vice President Technical Services and Processing Optimization, and Christopher Emerson, FAusIMM, Vice President Exploration and Geology, each of whom are Qualified Persons, as the term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).
For more detailed information regarding Pan American’s material mineral properties, please refer to Pan American’s most recently filed Annual Information Form at www.sedarplus.ca, or Pan American's most recent Form 40-F filed with the SEC.

PAN AMERICAN SILVER CORP.	48

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

MINERAL RESERVES AND MINERAL RESOURCES

Pan American Silver Corporation Mineral Reserves as of June 30, 2024(1)(2)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Silver Segment
Huaron	Peru	Proven	6.2	173	34.4			0.48	1.75	3.25
		Probable	3.5	163	18.2			0.41	1.86	3.19
La Colorada	Mexico	Proven	3.2	305	31.4	0.20	20.5		1.31	2.28
		Probable	5.8	296	55.2	0.19	35.3		1.10	1.88
San Vicente (95%)(3)	Bolivia	Proven	0.9	329	9.8			0.32	0.30	3.75
		Probable	0.5	250	4.3			0.24	0.23	3.31
Escobal	Guatemala	Proven	2.5	486	39.5	0.42	34.2		1.02	1.75
		Probable	22.1	316	225.0	0.34	243.8		0.77	1.25
Cerro Moro	Argentina	Proven	0.4	272	3.9	5.58	80.4
		Probable	0.6	200	3.6	9.31	165.5
Total Silver Segment(4)			45.8	289	425.2	0.52	579.7	0.43	1.07	1.93
Dolores	Mexico	Proven	1.2	16	0.6	0.35	13.3
		Probable	—	—	—	—	—
Shahuindo	Peru	Proven	39.8	8	10.5	0.52	660.4
		Probable	44.7	5	7.2	0.28	398.6
Timmins	Canada	Proven	5.4			2.79	481.4
		Probable	4.4			2.74	386.2
Jacobina	Brazil	Proven	24.0			1.84	1,420.0
		Probable	30.3			1.79	1,742.3
El Peñon	Chile	Proven	0.8	208	5.5	5.46	145.4
		Probable	4.0	131	16.7	3.99	507.4
Minera Florida	Chile	Proven	1.2	23	0.9	3.25	128.7			1.11
		Probable	1.8	22	1.3	3.18	188.0			0.91
Total Gold Segment(4)			157.5	14	42.7	1.2	6,071.6			0.99
Total Gold and Silver Segments(4)		Proven + Probable	203.3	105	468.0	1.08	6,651.3	0.43	1.07	1.87
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2024”.
(2)Tables have been updated to reflect the completion of the sale on December 2, 2024, of Pan American's interest in La Arena, which owned the La Arena gold mine and the La Arena II copper-gold project.
(3)This information represents the portion of mineral reserves attributable to Pan American based on its ownership interest in the operating entity as indicated.
(4)Totals may not add up due to rounding. Total average grades of each metal are with respect to those mines that produce the metal.

PAN AMERICAN SILVER CORP.	49

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

Pan American Silver Corporation Measured and Indicated Mineral Resources as of June 30, 2024(1)(2)(3)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Huaron	Peru	Measured	1.3	196	8.3			0.62	1.73	3.23
		Indicated	1.8	162	9.4			0.26	1.76	3.29
La Colorada	Peru	Measured	0.4	231	2.7	0.11	1.2		0.85	1.20
		Indicated	2.1	181	12.2	0.27	18.4		0.60	1.02
La Colorada Skarn	Mexico	Indicated	265.4	36	308.7				1.37	2.85
Manantial Espejo(4)	Argentina	Measured	0.3	164	1.7	2.40	24.7
		Indicated	1.0	149	4.9	2.79	91.5
San Vicente (95%)(5)	Bolivia	Measured	0.7	180	4.1			0.21	0.22	2.55
		Indicated	0.3	203	1.8			0.21	0.23	2.88
Navidad	Argentina	Measured	15.4	137	67.8			0.10	1.44
		Indicated	139.8	126	564.5			0.04	0.79
Escobal	Guatemala	Measured	2.3	251	18.6	0.23	16.7		0.31	0.59
		Indicated	14.2	201	91.6	0.20	93.0		0.38	0.66
Cerro Moro	Argentina	Measured	0.1	226	0.9	5.48	21.4
		Indicated	0.5	347	5.5	4.50	70.7
Total Silver Segment(6)			445.6	77	1,102.7	0.50	337.6	0.05	1.15	2.71
Dolores	Mexico	Measured	3.0	30	2.9	0.41	39.4
		Indicated	0.6	73	1.5	1.4	28.8
La Bolsa	Mexico	Measured	10.8	10	3.5	0.7	242.8
		Indicated	10.6	8	2.7	0.54	184.3
Pico Machay	Peru	Measured	4.7			0.91	137.5
		Indicated	5.9			0.67	127.1
Shahuindo	Peru	Measured	8.8	7	2.0	0.38	108.5
		Indicated	6.8	6	1.2	0.34	74.2
Timmins	Canada	Measured	1.1			2.48	85.5
		Indicated	1.3			2.76	114.2
Jacobina	Brazil	Measured	39.7			1.7	2175.1
		Indicated	55.1			1.58	2796
El Peñon	Chile	Measured	1.6	166	8.3	5.25	262.2
		Indicated	3.8	112	13.8	3.44	423.1
Minera Florida	Chile	Measured	1.9	17	1.1	3.26	202.6			1.30
		Indicated	4.1	19	2.5	3.54	467.6			1.08
La Pepa (80%)(5)	Chile	Measured	47.1			0.61	922.8
		Indicated	52.3			0.49	824.3
Lavra Velha	Brazil	Indicated	4.5			1.96	282.1
Whitney(82.8%)(5)	Canada	Indicated	0.6			3.77	77.9
Gold River	Canada	Indicated	0.7			5.29	117.4
Marlhill	Canada	Indicated	0.4			4.52	57.4
Vogel	Canada	Indicated	2.2			1.75	125.0
Total Gold Segment(6)			267.7	24	39.6	1.15	9,875.9	—	—	1.15
Total Gold and Silver Segments(6)		Measured + Indicated	713.2	71	1,142.2	1.10	10,213.5	0.05	1.15	2.68
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2024".
(2)Mineral resources are reported exclusive of mineral reserves.
(3)Tables have been updated to reflect: the completion of the sale of Joaquin on October 10, 2024; and the completion of the sale on December 2, 2024, of Pan American's interest in La Arena, which owned the La Arena gold mine and the La Arena II copper-gold project.
(4)Manantial Espejo was place on care and maintenance in January 2023.
(5)This information represents the portion of mineral resources attributable to Pan American based on its ownership interest in the operating entity as indicated.
(6)Totals may not add up due to rounding. Total average grades of each metal are with respect to those mines that produce the metal.

PAN AMERICAN SILVER CORP.	50

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

Pan American Silver Corporation Inferred Mineral Resources as of June 30, 2024(1)(2)(3)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Silver Segment
Huaron	Peru	Inferred	5.2	165	27.5			0.33	1.73	3.07
La Colorada	Mexico	Inferred	12.4	235	93.8	0.19	74.4		1.68	2.95
La Colorada Skarn	Mexico	Inferred	61.7	30	58.6				0.95	2.55
Manantial Espejo(5)	Argentina	Inferred	0.5	106	1.8	1.49	25.2
San Vicente (95%)(4)	Bolivia	Inferred	1.6	213	11.0			0.23	0.25	2.37
Cerro Moro	Argentina	Inferred	0.7	168	3.6	6.98	149.8
Navidad	Argentina	Inferred	45.9	81	119.4			0.02	0.57
Escobal	Guatemala	Inferred	1.9	180	10.7	0.90	53.7		0.22	0.42
Total Silver Segment(6)			129.8	78	326.5	0.61	303.1	0.06	0.90	2.59
Gold Segment
Dolores	Mexico	Inferred	0.9	56	1.6	1.65	45.8
La Bolsa	Mexico	Inferred	13.7	8	3.3	0.51	224.6
Pico Machay	Peru	Inferred	23.9			0.58	445.7
Shahuindo	Peru	Inferred	17.3	4	2.1	0.21	115.8
Timmins	Canada	Inferred	3.5			3.37	382.5
Jacobina	Brazil	Inferred	57.1			1.77	3,249.5
El Peñon	Chile	Inferred	18.4	48	28.6	1.38	816.4
Minera Florida	Chile	Inferred	5.4	15	2.7	3.03	531.2			0.80
Whitney (82.8%)(4)	Canada	Inferred	4.0			3.75	477.7
Arco Sul	Brazil	Inferred	6.2			3.08	614.2
La Pepa (80%)(4)	Chile	Inferred	20.0			0.46	296.1
Lavra Velha	Brazil	Inferred	4.7			1.56	238.0
Gold River	Canada	Inferred	5.3			6.06	1,027.4
Vogel	Canada	Inferred	1.5			3.60	168.8
Total Gold Segment(6)			181.9	21	38.2	1.48	8,633.7	—		0.80
Total Gold and Silver Segments(6)		Inferred	311.8	61	364.7	1.41	8,936.8	0.06	0.90	2.48
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2024”.
(2)Mineral resources are reported exclusive of mineral reserves.
(3)Tables have been updated to reflect: the completion of the sale of Joaquin on October 10, 2024; and the completion of the sale on December 2, 2024, of Pan American's interest in La Arena, which owned the La Arena gold mine and the La Arena II copper-gold project.
(4)This information represents the portion of mineral resources attributable to Pan American based on its ownership interest in the operating entity as indicated.
(5)Manantial Espejo was place on care and maintenance in January 2023.
(6)Totals may not add up due to rounding. Total average grades of each metal are with respect to those mines that produce the metal.

PAN AMERICAN SILVER CORP.	51

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)

Metal Price Assumptions Used to Estimate Mineral Reserves and Mineral Resources as of June 30, 2024
Property	Category	Ag US$/oz	Au US$/oz	Cu US$/t	Pb US$/t	Zn US$/t
Huaron	Reserves	20.00	1,700	8,000	2,100	2,600
	Resources	22.00	1,850	9,000	2,200	2,800
La Colorada	Reserves	20.00	1,700	8,000	2,100	2,600
	Resources	22.00	1,850	9,000	2,200	2,800
La Colorada Skarn	Resources	22.00			2,200	2,800
Dolores	Reserves	21.00	1,850
	Resources	23.00	1,950
La Bolsa	All categories	14.00	825
Manantial Espejo	Resources	22.00	1,700
San Vicente	All categories	20.00	1,700	8,000	2,100	2,600
Navidad	All categories	12.52			1,100
	Resources	22.00	1,700
Pico Machay	All categories		700
Escobal	All categories	20.00	1,300		2,204	2,424
Shahuindo	Reserves	20.00	1,700
	Resources	22.00	1,850
Bell Creek	Reserves	21.00	1,850
	Resources	23.00	1,950
Timmins West	Reserves	21.00	1,850
	Resources	23.00	1,950
Whitney	Resources		1,950
Gold River	Resources		1,200
Marlhill	Resources		1,125
Vogel	Inside pit		1,150
	Below pit		1,150
Jacobina	Reserves		1,700
	Resources		1,850
Cerro Moro	Reserves	21.00	1,850
	Resources	23.00	1,950
El Peñon	Reserves	20.00	1,700
	Resources	22.00	1,850
Minera Florida	Reserves	21.00	1,850			2,600
	Resources	23.00	1,950			2,800
Arco Sul	Resources		1,250
La Pepa	Resources		1,650
Lavra Velha	Resources		1,650
General Notes Applicable to the Foregoing Tables:
Mineral reserves and resources are as defined by the Canadian Institute of Mining, Metallurgy and Petroleum.
Pan American reports mineral resources and mineral reserves separately. Reported mineral resources do not include amounts identified as mineral reserves. Mineral resources that are not mineral reserves have no demonstrated economic viability.
Pan American does not expect these mineral reserve and resource estimates to be materially affected by metallurgical, environmental, permitting, legal, taxation, socio-economic, political, and marketing or other relevant issues.
See the Company's Annual Information Form dated February 19, 2025, available at www.sedarplus.ca for further information on the Company's material mineral properties, including information concerning associated quality assurance/quality control and data verification matters, the key assumptions, parameters and methods used by the Company to estimate mineral reserves and mineral resources, and for a detailed description of known legal, political, environmental, and other risks that could materially affect the Company's business and the potential development of the Company's mineral reserves and resources. For a complete list of current technical reports for the Company’s material properties, see the Company’s filings on its profile at www.sedarplus.ca.

PAN AMERICAN SILVER CORP.	52

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
Quantities of contained metal are shown before metallurgical recoveries.
Cautionary Note Regarding Forward-Looking Statements and Information
Certain of the statements and information in this MD&A constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian provincial securities laws relating to the Company and its operations. All statements, other than statements of historical fact, are forward-looking statements. When used in this MD&A, the words, “will”, “believes”, “expects”, “intents”, “plans”, “forecast”, “objective”, “guidance”, “outlook”, “potential”, “anticipated”, “budget”, and other similar words and expressions, identify forward-looking statements or information. These forward-looking statements or information relate to, among other things: future financial or operational performance and forecasts for 2025, including our estimated production of silver, gold and other metals forecasted, and for our estimated Cash Costs, AISC, capital and exploration, mine operation, general and administrative, care and maintenance expenditures; future anticipated prices for gold, silver and other metals and assumed foreign exchange rates; the payment of any future dividends; the duration and effect of the suspensions of operations of the Escobal mine, as well as the nature of and continuation of the constitutional court-mandated ILO 169 consultation process in Guatemala, and the timing and, if applicable, completion thereof; the ability of Pan American to successfully complete any capital projects, the expected economic or operational results derived from those projects, and the impacts of any such projects on Pan American; the outcome of the SEDATU process and the application for a declaration of national lands at the La Colorada mine in Mexico; the impact of the changes to Mexican mining law to our current and future exploration activities and operations in Mexico; the future results of our exploration activities, including with respect to the La Colorada Skarn project; the anticipated completion of a study related to Jacobina, and any anticipated benefits to be derived from the study; expectations regarding higher development rates at La Colorada in 2025 relative to 2024; the expected costs of running operations at Dolores in the post-mining period; the timing of full-operation of the filter-stack tailings storage facility at Huaron; increased ground stability and mineral resource recovery at Timmins due to the construction of the paste backfill plant; the materiality of various claims, legal proceedings and contractual indemnities assumed under the Yamana Acquisition; possible future payment delinquencies from our metal sales counterparties; the reduction in AISC per ounce due to the new ventilation infrastructure at La Colorada; anticipated mineral reserves and mineral resources; the costs associated with the Company's decommissioning obligations; the Company’s plans and expectations for its properties and operations.
These forward-looking statements and information reflect the Company’s current views with respect to future events and are necessarily based upon a number of assumptions and estimates that, while considered reasonable by the Company, are inherently subject to significant operational, business, economic, competitive, political, regulatory, and social uncertainties and contingencies. These assumptions, some of which are described in the “Risks and Uncertainties” section of this MD&A, include: the impact of inflation and disruptions to the global, regional and local supply chains; the potential imposition and impact of tariffs and other trade barriers and restrictions, that could impact the financial results of the Company; tonnage of ore to be mined and processed; future anticipated prices for gold, silver and other metals and assumed foreign exchange rates; the timing and impact of planned capital expenditure projects, including anticipated sustaining, project, and exploration expenditures; the ongoing impact and timing of: the court-mandated ILO 169 consultation process in Guatemala, the SEDATU process in Mexico, and the changes to Mexican mining law; ore grades and recoveries; capital, decommissioning and reclamation estimates; our mineral reserve and mineral resource estimates and the assumptions upon which they are based; whether Pan American is able to maintain a strong financial condition and have sufficient capital, or have access to capital through the SL-Credit Facility or otherwise, to sustain our business and operations; prices for energy inputs, labour, materials, supplies and services (including transportation); positive credit ratings; no labour-related disruptions at any of our operations; no unplanned delays or interruptions in scheduled production; all necessary permits, licenses and regulatory approvals for our operations are received in a timely manner; our ability to secure and maintain title and ownership to mineral properties and the surface rights necessary for our operations, including contractual rights from third parties and adjacent property owners; and our ability to comply with environmental, health and safety laws. The foregoing list of assumptions is not exhaustive.
The Company cautions the reader that forward-looking statements and information involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements or information contained in this MD&A and the Company has made assumptions and estimates based on or related to many of these factors. Such factors include, without limitation: fluctuations in silver, gold, and base metal prices; fluctuations in prices for energy inputs; fluctuations in currency markets (such as the PEN, MXN, ARS, BOB, GTQ and CAD versus the USD); fluctuations in market interest rates; risks related to the technological and operational nature of the Company’s business; risks related to increased barriers to trade, including tariffs and duties; changes in national and local government, legislation, taxation, controls or regulations and political, judicial, legal or economic developments in Canada, the United States, Mexico, Peru, Argentina, Bolivia, Guatemala or other countries where the Company may carry on business, some of which might prevent or cause the suspension or discontinuation of mining activities, including the risk of expropriation related to certain of our operations, and risks related to: the constitutional court-mandated ILO 169 consultation process in Guatemala, the SEDATU process in Mexico, and the changes to Mexican mining law; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected geological or structural formations, pressures, cave-ins and flooding); risks related to climate change; risks relating to the credit worthiness or financial condition of suppliers, refiners and other parties with whom the Company does business; inadequate insurance, or inability to obtain insurance, to cover these risks and hazards; employee relations; relationships with and claims by the local communities and indigenous populations; availability and increasing costs associated with mining inputs and labour; the Company’s ability to secure our mine sites or maintain access to our mine sites due to criminal activity, violence, or civil and labour unrest; the speculative nature of mineral exploration and development, including the risk of obtaining or retaining necessary licenses and permits; challenges to, or difficulty in maintaining, the Company’s title to properties and continued ownership thereof; unanticipated or excessive tax assessments or

PAN AMERICAN SILVER CORP.	53

Management Discussion and Analysis
For the years ended December 31, 2024 and 2023
(tabular amounts are in millions of U.S. dollars except number of shares, options, warrants, per share amounts, and per ounce amounts, unless otherwise noted)
reassessments in our operating jurisdictions; diminishing quantities or grades of mineral reserves as properties are mined; global financial and geopolitical conditions; the actual results of current exploration activities, conclusions of economic evaluations, and changes in project parameters to deal with unanticipated economic or other factors; increased competition in the mining industry for properties, equipment, qualified personnel, and their costs; having sufficient cash to pay obligations as they come due; and those factors identified under the caption “Risks Related to Our Business” in the Company’s most recent Form 40-F and Annual Information Form filed with the United States Securities and Exchange Commission and Canadian provincial securities regulatory authorities, respectively. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated, described, or intended. Investors are cautioned against attributing undue certainty or reliance on forward-looking statements or information. Forward-looking statements and information are designed to help readers understand management's current views of our near- and longer-term prospects and may not be appropriate for other purposes. The Company does not intend, and does not assume any obligation, to update or revise forward-looking statements or information to reflect changes in assumptions or in circumstances or any other events affecting such statements or information, other than as required by applicable law.
Cautionary Note to US Investors Regarding References to Mineral Reserves and Mineral Resources
Unless otherwise indicated, all reserve and resource estimates included in this MD&A have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”), and reserve and resource information included herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, this MD&A uses the terms “measured resources,” “indicated resources” and “inferred resources” as defined in accordance with NI 43-101 and the CIM Standards. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, U.S. investors are cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources that the Company reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Under Canadian securities laws, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. While the above terms under the U.S. Rules are “substantially similar” to the standards under NI 43-101 and CIM Standards, there are differences in the definitions under the U.S. Rules and CIM Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under the standards adopted under the U.S. Rules.

PAN AMERICAN SILVER CORP.	54